UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

THE E. W. SCRIPPS COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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THE E. W. SCRIPPS COMPANY

Scripps Center

312 Walnut Street

Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2012

TO THE SHAREHOLDERS OF THE E. W. SCRIPPS COMPANY

The Annual Meeting of the Shareholders of The E. W. Scripps Company (the “Company”) will be held at the Scripps Center, 10th floor conference center, 312 Walnut Street, Cincinnati, Ohio, on Wednesday, May 2, 2012, at 4:00 p.m., local time, for the following purposes:

1.  to elect directors;

2.  to hold an advisory (non-binding) vote on executive compensation (a “say-on-pay vote”); and

3.  to transact such other business as may properly come before the meeting.

The board of directors has fixed the close of business on March 15, 2012, as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

If you plan to attend the meeting and need special assistance because of a disability, please contact the secretary’s office at secretary@scripps.com.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. On or about March 29, 2012, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The proxy materials include the 2011 Annual Report to Shareholders and the Proxy Statement.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you are personally able to attend. Even if you plan to attend the Annual Meeting, please vote as instructed on the Notice, via the internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

Your proxy is being solicited by the board of directors.

JULIE L. MCGEHEE, ESQ.

Secretary and Vice President

March 29, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2012

The Proxy Statement and Annual Report to Shareholders are available without charge at http://www.proxydocs.com/ssp

The E. W. Scripps Company

312 Walnut Street

Cincinnati, Ohio 45202

PROXY STATEMENT

2012 ANNUAL MEETING

May 2, 2012

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors of The E. W. Scripps Company, an Ohio corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) which will be held on Wednesday, May 2, 2012, at the Scripps Center, 10th floor conference center, 312 Walnut Street, Cincinnati, Ohio, at 4:00 p.m. local time.

The close of business on March 15, 2012, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission, instead of mailing printed copies of those materials to each shareholder. On March 29, 2012, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote via the Internet or by telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

VOTING PROCEDURES

On March 15, 2012, the Company had outstanding 44,034,764 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 11,932,735 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote.

To have a quorum necessary to conduct business at the meeting, it is necessary to have shares that represent (in person or by proxy) the holders of (i) a majority of our shares of Class A

Common Shares outstanding on the record date, and (ii) a majority of our shares of Common Voting Shares outstanding on the record date. Shares represented in person or by proxy (including shares that abstain or do not vote with respect to a particular proposal and “broker non-votes” for proposals of routine matters) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

If you are a shareholder of record (i.e., you directly hold your shares through an account with our transfer agent, Computershare), you can vote using one of the three methods described below. If you are a beneficial owner (i.e., you indirectly hold your shares through a nominee such as a bank or broker), you can vote using the methods provided by your nominee.

VOTE BY INTERNET	VOTE BY PHONE	TO REQUEST PAPER VOTING MATERIALS

http://www.proxypush.com/ssp	1-866-390-9954	1-866-648-8133 OR paper@investorelections.com

Use the Internet to transmit your voting instructions and for electronic delivery of information.	Use any touch-tone telephone to transmit your voting instructions.

SOLICITATION OF PROXIES

The solicitation of proxies is made by and on behalf of the board of directors. The Company will pay the cost of the solicitation of proxies, including the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares. The Company has retained Georgeson Inc., at an estimated cost of $2,000, to assist the Company in the solicitation of proxies from brokers, nominees, institutions and individuals.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

A board of nine directors is to be elected, three by the holders of Class A Common Shares voting separately as a class and six by the holders of Common Voting Shares voting separately as a class. The nominating & governance committee recommended to the board of directors each of the nominees set forth below. In the election, the nominees receiving the greatest number of votes will be elected. Each director’s term lasts until the 2013 Annual Meeting of Shareholders. Directors are elected by the shareholders for terms of one year and hold office until their successors are elected and qualify.

Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the three directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the six directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the board of directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the board may propose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR WHICH YOU ARE ENTITLED TO VOTE FOR ELECTION AS A DIRECTOR.

REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The following table sets forth certain information as to each of the nominees for election to the board of directors.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Nominees for Election by Holders of Class A Common Shares

Roger L. Ogden(1)	66	2008	Retired since July 2007, President and General Manager KUSA Denver from August 1997 until July 2005, President and CEO Gannett Broadcasting from July 2005 until July 2007, Senior Vice President of Design, Innovation and Strategy for Gannett Co., Inc. from June 2006 until July 2007.

J. Marvin Quin	64	2009	Retired since May 2008, Chief Financial Officer of Ashland Inc. from 1992 until April 2008. Mr. Quin held various executive positions with Ashland from June 1972 through May 2008.

Kim Williams(2)	56	2008	Retired since 2006, Senior Vice President, Partner, and Associate Director of Global Industry Research at Wellington Management Company, LLP from 1995 until 2001, Senior Vice President, Partner, Global Industry Analyst from 1986 until 1995.

Nominees for Election by Holders of Common Voting Shares

Richard A. Boehne	55	2008	President and Chief Executive Officer of the Company since July 2008. He was Executive Vice President and Chief Operating Officer from April 2006 to June 2008 and was an Executive Vice President from February 1999 until June 2008.

John H. Burlingame(3)(4)	78	1988	Retired Partner since January 2003, Active Retired Partner from January 2000 to December 2002, Senior Partner from January 1998 to December 1999, Partner from June 1997 through December 1997 and Executive Partner from 1982 through 1997 of Baker & Hostetler LLP (law firm).

John W. Hayden(5)	54	2008	President and CEO of CJH Consulting. Retired President and CEO of The Midland Company from 1988 to 2010.

Mary McCabe Peirce(3)(4)(6)	63	2008	Trustee of The Edward W. Scripps Trust.

Nackey E. Scagliotti(3)(4)(6)	66	1999	Retired since January 2009, Chair of the board of directors of The Union Leader Corporation (New Hampshire publisher of daily, Sunday and weekly newspapers) from May 1999 to December 2008, director from December 1992 through December 2008, Assistant Publisher from 1996 to May 1999. Former President (1999 through 2003) and Publisher (1999 and 2000) of Neighborhood Publications, Inc. (New Hampshire publisher of weekly newspapers).

Paul K. Scripps(6)(7)	66	1986	Retired since January 2002, Vice President, Newspapers of the Company from November 1997 to December 2001 and Chair from December 1989 to June 1997 of a subsidiary of the Company.

(1)	Mr. Ogden currently is a director of Chyron Corporation (a provider of broadcast graphics hardware, software and associated services to the television industry) and Worthpoint Company (an online resource for collectors).

(2)	Ms. Williams currently is a director of Weyerhauser Company (a forest products company) and Xcel Energy, Inc. (a utility company).

(3)	Mr. Burlingame, Ms. Peirce and Ms. Scagliotti currently are directors of Scripps Networks Interactive, Inc.

(4)	Mr. Burlingame, Ms. Peirce and Ms. Scagliotti are the trustees of The Edward W. Scripps Trust.

(5)	Mr. Hayden currently serves as a director of Ohio National Financial Services (a mutual insurance and financial services company).

(6)	Ms. Peirce and Ms. Scagliotti are income beneficiaries of The Edward W. Scripps Trust and are first cousins. Mr. Scripps is a second cousin to Ms. Scagliotti and Ms. Peirce.

(7)	Mr. Scripps serves as a director of the Company pursuant to an agreement between The Edward W. Scripps Trust and John P. Scripps. See “Certain Transactions — John P. Scripps Newspapers.”

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of December 31, 2011, of more than 5 percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

Name and Address of Beneficial Owner	Class A Common Shares	Percent of Class	Common Voting Shares	Percent of Class

The Edward W. Scripps Trust(1)	13,064,074	30.8%	10,693,333	89.6%
13350 Metro Parkway, Suite 301 Fort Meyers, FL 33966-4796

Paul K. Scripps and	38,478	—	1,065,858	8.9%
John P. Scripps Trusts(2) 5360 Jackson Drive, Suite 206 La Mesa, CA 91942

Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,313,113	7.8%	—	—

TAMRO Capital Partners LLC(4) 1701 Duke Street, Suite 250 Alexandria, VA 22314	2,987,958	7.1%	—	—

Blackrock, Inc.(5) 40 East 52nd Street New York, NY 10022	2,413,348	5.7%	—	—

Barclays Global Investors, NA(6)	3,688,326	8.7%	—	—
400 Howard Street San Francisco, CA 94105

FMR LLC(7)	4,286,504	10.1%	—	—
82 Devonshire Street Boston, MA 02109

(1)	Under the Trust Agreement establishing The Edward W. Scripps Trust (the “Trust”), the Trust must retain voting shares sufficient to ensure control of the Company until the final distribution of the Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The trustees of the Trust are John H. Burlingame, Mary McCabe Peirce and Nackey E. Scagliotti. The Trust will terminate upon the death of one individual, who is currently 94 years of age. Upon the termination of the Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to certain descendants of Edward W. Scripps. Certain of these descendants have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of Common Voting Shares to be held by them upon termination of the Trust and distribution of the Trust estate. See “Certain Transactions — Scripps Family Agreement.” The Edward W. Scripps Trust filed a Schedule 13G with the Securities and Exchange Commission with respect to both Class A Common Shares and Common Voting Shares on August 30, 2011. The information in the table is based on the information contained in such filing for the year ended 2011.

(2)	See footnote 7 to the table under “Security Ownership of Management.”

(3)	Dimensional Fund Advisors LP filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 14, 2012. The information in the table is based on the information contained in such filing for the year ended 2011. Such report states that Dimensional Funds Advisors LP, has sole voting power over 3,231,139 shares and sole investment power over 3,313,113 shares.

(4)	TAMRO Capital Partners LLC filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 8, 2012. The information in the table is based on the information contained in such filing for the year ended 2011. Such report states that TAMRO Capital Partners LLC, has sole voting power over 2,227,391 shares and sole investment power over 2,987,958 shares.

(5)	Blackrock, Inc. filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 13, 2012. The information in the table is based on the information contained in such filing for the year ended 2011. Such report states that Blackrock, Inc. has sole voting and investment power over 2,413,348 shares.

(6)	Barclays Global Investors, NA filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 5, 2009. The information in the table is based on the information contained in such filing for the year ended 2008. Such report states that Barclays Global Investors, along with its reporting subsidiaries and affiliates, has sole voting power over 3,037,397 shares and sole investment power over 3,688,326 shares. The shareholder has not filed a Schedule 13G with respect to these shares since such date.

(7)	FMR LLC filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on January 10, 2008. The information in the table is based on the information contained in such filing for the year ended 2008. Such report states that FMR LLC has sole voting power over 457,332 shares and sole investment power over 4,286,504 shares. The shareholder has not filed a Schedule 13G with respect to these shares since such date.

REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT

The following information is set forth with respect to the Company’s Class A Common Shares and Common Voting Shares beneficially owned as of January 31, 2012, by each director and each nominee for election as a director of the Company, by each named executive officer, and by all directors and executive officers of the Company as a group. As of January 31, 2012, not including treasury shares, there were 42,293,001 Class A Common Shares outstanding and 11,932,735 Common Voting Shares outstanding. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them. Also included in the table are shares owned by The Edward W. Scripps Trust, the trustees of which are directors of the Company.

Name of Individual or Number of Persons in Group	Class A Common Shares(1)	Exercisable Options(2)	Restricted Share Units(3)	Phantom Shares(4)	Total Class A Common Shares(5)	Percent of Class	Common Voting Shares	Percent of Class
Richard A. Boehne	248,431	1,077,462	402,620	—	1,728,513	4.1%	—	—
John H. Burlingame(6)	25,100	51,638	—	—	76,738	*	—	—
John W. Hayden	38,673	104,000	—	44,210	186,883	*	—	—
Roger L. Ogden	38,716	104,000	—	—	142,716	*	—	—
Mary McCabe Peirce(6)	4,055	104,000	—	—	108,055	*	—	—
J. Marvin Quin	46,301	—	—	11,066	57,367	*	—	—
Nackey E. Scagliotti(6)	47,861	51,638	—	—	99,499	*	—	—
Paul K. Scripps(7)	38,610	103,282	—	—	141,892	*	1,065,858	8.9%
Kim Williams	38,740	104,000	—	15,324	158,064	*	—	—
William Appleton	76,157	—	134,206	—	210,363	*	—	—
Lisa A. Knutson	6,448	101,090	134,206	—	241,744	*	—	—
Brian Lawlor	36,097	125,813	76,066	—	237,976	*	—	—
Timothy E. Stautberg	99,597	212,672	134,206	—	446,475	1.1%	—	—
Timothy W. Wesolowski	—	—	—	—	—	*	—	—
All directors and exectutive officers as a group (14 persons)(8)	744,786	2,139,595	881,304	70,600	16,900,359	40.0%	11,759,191	98.5%

*	Shares owned represent less than 1 percent of the outstanding shares of such class of stock.

(1)	The shares listed for each of the executive officers and directors represent his or her direct or indirect beneficial ownership of Class A Common Shares.

(2)	The shares listed for each of the executive officers and directors include Class A Common Shares underlying exercisable options at January 31, 2012 and options that will be exercisable within 60 days of January 31, 2012.

(3)	The shares listed for each of the executive officers and directors include Class A Common Shares underlying restricted share units that will vest within 60 days of January 31, 2012.

(4)	Mr. Hayden received an award of phantom shares and has opted for payment in cash rather than payment in Class A Common Shares. Mr. Quin and Ms. Williams received an award of phantom shares and have elected to receive them as Class A Common Shares.

(5)	None of the shares listed for any officer or director is pledged as security for any obligation.

(6)	These persons are trustees of the Trust and have the power to vote and dispose of the 13,064,074 Class A Common Shares and the 10,693,333 Common Voting Shares of the Company held by the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust.

(7)	The shares listed for Mr. Scripps include 68,132 Common Voting Shares held in various family trusts for the benefit of certain of his relatives as to which Mr. Scripps disclaims beneficial ownership. The shares also include 67,014 Common Voting Shares and 38,478 Class A Shares held in family trusts of which he is a trustee and may claim a beneficial interest. The shares listed also include 930,712 Common Voting Shares held by four trusts established by his father and of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of these trusts, holding 232,678 Common Voting Shares. He disclaims beneficial ownership of the shares held in the other three trusts.

(8)	The shares listed include the 13,064,074 Class A Common Shares and the 10,693,333 Common Voting Shares of the Company owned by The Edward W. Scripps Trust. Please see footnote 1 under Report on the Security Ownership of Certain Beneficial Owners for additional information.

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

2011 Board Meetings

During 2011, the board held four regularly scheduled meetings and one special meeting. All directors attended at least 75 percent of the meetings of the board and of the committees on which they served during the year ended December 31, 2011.

Executive Sessions of Directors

Executive sessions of nonmanagement directors are held regularly. The director who presides at these meetings is the chair of the board of directors or another director selected by the board at the time of such meeting.

Committee Charters

The charters of the audit, compensation and nominating & governance committees are available for review on the Company’s Web site at www.scripps.com by first clicking on “Investor Relations,” and then on, “Corporate Governance,” and then on “Highlights.” Copies are available in print to any shareholder who requests a copy by contacting the Company’s secretary at secretary@scripps.com or by mail at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202.

Committees of the Board of Directors

Executive Committee.    Nackey E. Scagliotti (chair), Richard A. Boehne and John W. Hayden are the members of the executive committee. This committee may exercise all of the powers of the board in the management of the business and affairs of the Company between board meetings except the power to fill vacancies on the board or its committees. The executive committee meets only as necessary. During 2011, it did not hold any meetings.

Audit Committee.    J. Marvin Quin (chair), John W. Hayden and Kim Williams are the members of the audit committee. The purpose of the committee is to assist the board in fulfilling its oversight responsibility relating to (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (2) the performance of the internal audit services function; (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence, performance and fees; (4) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (5) the review of the Company’s enterprise risk issues; and (6) the fulfillment of all other responsibilities as outlined in its charter. The internal and independent auditors have unrestricted access to the audit committee. The committee meets privately with each of the independent auditors, the internal auditors and management. During 2011, the audit committee held seven meetings.

Compensation Committee.    Roger L. Ogden (chair), John H. Burlingame and Kim Williams are the members of the compensation committee. The committee is appointed by the board of directors to discharge the board’s responsibilities relating to compensation of the Company’s directors and officers. The committee reviews and approves the company’s goals and objectives relevant to compensation of senior management and evaluates the performance of senior management in light of those goals and objectives. With respect to the senior managers, the committee establishes base compensation levels, the terms of incentive compensation plans and equity-based plans and post-service arrangements. The committee approves awards under the Company’s Long-Term Incentive Plan and its Executive Annual Incentive Plan. The committee reviews all of the components of the chief executive officer’s compensation, including goals and objectives, and makes recommendations to the board of directors. The committee has delegated to the chief executive officer the authority to grant equity awards having a value of $50,000 or less that are then reported to the committee at the next meeting. In 2011, the committee amended its charter to reflect additional responsibilities imposed by the Dodd-Frank Act and to clarify the committee’s responsibilities with respect to incentive, severance and retirement arrangements.

With respect to any funded employee benefit plan covering employees of the Company subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, the committee has the definitive authority to appoint and terminate the named fiduciary or named fiduciaries of such plan(s). On an annual basis, the committee reviews the operation of the Company’s compensation program to evaluate its coordination and execution, and reviews any management perquisites. The committee reviews succession planning relating to positions held by senior officers of the Company and reviews director compensation and makes recommendations with respect thereto to the board of directors. The committee has the authority to engage outside consultants to assist in determining appropriate compensation levels for the chief executive officer, other senior managers or directors. In 2011, the committee did not engage any consultants but received survey data from a consultant engaged by management. The committee is also responsible for producing an annual report for inclusion in the Company’s proxy statement and reviewing and approving the Compensation Discussion and Analysis and related compensation disclosures included in the Company’s proxy statement. During 2011, the compensation committee held six meetings.

Nominating & Governance Committee.    John W. Hayden (chair), Mary McCabe Peirce and Paul K. Scripps are the members of the nominating & governance committee. Nackey Scagliotti was also a member of this committee but resigned in May 2011 to focus on her duties as board chairperson. The purpose of the committee is (1) to assist the board by identifying individuals qualified to become board members and to recommend director nominees to the board; (2) to recommend to the board corporate governance principles that might be applicable to the Company; (3) to lead the board in its annual review of the board’s performance; and (4) to recommend to the board nominees for each committee of the board. During 2011, the nominating & governance committee held four meetings.

CORPORATE GOVERNANCE

The board of directors is committed to good corporate governance, good business practices and transparency in financial reporting. The nominating & governance committee annually reviews the Company’s corporate governance principles, a copy of which is available on the Company’s website by first clicking on “Investor Relations,” and then on, “Corporate Governance,” and then on “Highlights.” Copies are available in print to any shareholder who requests a copy by contacting the Company’s secretary at secretary@scripps.com or at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202.

Board Leadership

The board of directors has not combined the positions of its principal executive officer and board chair and believes this leadership structure is appropriate and allows it to fulfill its duties effectively. The separation of duties allows the board to benefit from the current chair’s industry experience while allowing the CEO to devote undivided attention to a business that is undergoing dramatic changes.

Charitable Contributions

The Company has not made any charitable contributions, where the amount exceeded $1 million or two percent of such charity’s consolidated gross revenues, to any charitable organization of which a director is an executive officer.

Code of Conduct

The Company demonstrates its commitment to operate at the highest ethical standards by enforcing the principles in its Code of Conduct, which is applicable to all employees. The Company’s chief ethics officer is responsible for implementation and oversight of the ethics program. A new Code of Conduct was adopted in 2011. Additionally, the Company has in place a Code of Business Conduct and Ethics for the Chief Executive Officer and the Senior Financial and Accounting Officers. It is the responsibility of the audit committee and the chief financial officer to make sure that this policy is operative and has effective reporting and enforcement mechanisms. Both the Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers and the Code of Conduct are available for review on the Company’s Web site at www.scripps.com (click on “Investor Relations” and then on “Corporate Governance”) and to any shareholder who requests a printed copy from the Company’s secretary at secretary@scripps.com or at 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202.

The Company believes it has an obligation to provide employees with the guidance and support needed to ensure that the best, most ethical choices are made at work. To support this commitment, the Company requires all employees to take an online code of conduct learning module to ensure that employees understand the Code of Conduct and the importance that the Company places on ethical behavior and compliance with the law. In addition, the Company has established a means for employees to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics relating, among other things, to: accounting and auditing matters; antitrust activity; confidentiality and misappropriation; conflict of interest; discrimination or harassment; diverting of product or business activity; embezzlement; employee relations; falsification of contracts, reports or records; gifts or entertainment; improper supplier or contractor activity; leadership or management issues; securities law violations; sexual harassment; substance abuse; theft; or unsafe working conditions. To submit a report, an employee may call a toll-free number that is answered by a trained professional of EthicsPoint, an independent firm. This number (888-397-4911) is operational 24 hours a day, seven days a week. Employees may also raise questions online through the Internet (www.ethicspoint.com) or by a direct phone line to the Company’s chief ethics officer.

Communications with Directors

Shareholders and other interested parties wishing to communicate with the board of directors may do so by addressing letters to the secretary of the Company at secretary@scripps.com or by mail at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202. The board has instructed the secretary to review all communications so received (via e-mail or regular mail), and to exercise her discretion not to forward to the directors correspondence that is not germane to the business affairs of the Company. Correspondence not forwarded will be retained for one year, and any director may request the secretary to forward any and all such communications to the directors.

Director Attendance at Annual Meetings of Shareholders

The Company does not have a policy with regard to attendance by board members at the Annual Meeting of Shareholders. Ms. Scagliotti, Mr. Hayden, Mr. Quin and Mr. Boehne attended the Company’s 2011 annual meeting of shareholders.

Director Education

New directors attend a training session that introduces them to the Company’s operations and to the members of management. Thereafter, directors are informed on a regular basis of various director educational programs offered by governance and director organizations. The Company pays for the continuing education of its directors. The director orientation policy is reviewed by the nominating & governance committee annually.

Director Independence

The Company has determined that the following directors are independent under the standards established by the New York Stock Exchange: John H. Burlingame, John W. Hayden, Roger L. Ogden, Mary McCabe Peirce, J. Marvin Quin, Nackey E. Scagliotti, Paul K. Scripps, and Kim Williams. Richard A. Boehne is the president and chief executive officer of the company and is the only non-independent member of the board of directors. All of the members of the nominating & corporate governance and compensation committees are independent under such standards.

Director Independence — Audit Committee

The board of directors of the Company has determined that none of the current members of the audit committee has any relationship with the Company that could interfere with his or her exercise of independence from management and the Company. Each of the members satisfies the definitions of independence set forth in the rules promulgated under the Sarbanes-Oxley Act and in the listing standards of the New York Stock Exchange. The board determined that each member of the committee is financially literate as defined under the current NYSE rules and that Mr. Quin is an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act.

Director Independence — Controlled Company Status

The New York Stock Exchange requires listed companies to have a majority of independent directors on their boards and to ensure that their audit committee, compensation committee and governance committee are composed entirely of independent directors as well. A company that qualifies as a “controlled company” does not have to comply with these independence rules so long as it discloses to shareholders that the company qualifies as a “controlled company” and is relying on this exemption in not having a majority of independent directors on the board or not having audit, compensation, and nominating committees comprised entirely of independent directors. A “controlled company” is a listed company of which more than 50 percent of the voting power is held by an individual, a group, or another company. The Edward W. Scripps Trust holds a majority of the Company’s outstanding Common Voting Shares, and as such the Company qualifies as a “controlled company” and may rely on the NYSE exemption. The Company is not relying at present on that exemption.

Director Nominations

The nominating & governance committee will consider any candidate recommended by the shareholders of the Company in light of the committee’s criteria for selection of new directors. If a shareholder wishes to recommend a candidate, he or she should send the recommendation, with a description of the candidate’s qualifications, to: Chair, Nominating & Governance Committee, c/o Ms. Julie McGehee, The E. W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202 or at secretary@scripps.com. In the past, the committee has hired an independent consultant to assist with the identification and evaluation of director nominees and may do so in the future. The Company did not use an independent consultant to assist with the identification and evaluation of director nominees for the 2012 annual meeting.

Director Qualifications and Diversity

When selecting director nominees, the nominating & governance committee considers requirements of applicable law and listing standards, as well as the director qualification standards highlighted in the Company’s corporate governance principles. The committee is responsible for reviewing with the board the requisite skills and characteristics of board candidates as well as the diversity and composition of the board as a whole. A person considered for nomination to the board must be a person of high integrity. Other factors considered are independence, age, gender, skills, industry knowledge and experience in the context of the needs of the board. The board does not have a formal diversity policy. The nominating & governance committee makes recommendations to the board regarding the selection of director nominees.

For each director nominee at the Company’s 2012 annual meeting of shareholders, the board considered each of the factors highlighted in the preceding paragraph, and the nominees’ biographical information and work experience on pages 4 and 5 of this proxy statement, and determined that, if elected, the nominees would enable the board as a whole to perform its duties in an efficient and effective manner. Among other things, all of the nominees bring integrity and good business judgment to board discussions. More specifically, Mr. Ogden, Ms. Williams, Mr. Boehne, Ms. Peirce, Ms. Scagliotti and Mr. Scripps bring a working knowledge of the industry and/or have direct newspaper or television experience, Mr. Burlingame has legal experience, Mr. Hayden is a retired chief executive officer and Mr. Quin brings financial expertise to the discussions.

Director Service on Other Audit Committees

None of the Company’s directors currently serves on the audit committees of more than three public companies.

Risk Oversight — the Board’s Role

Risk oversight is a key responsibility of the board of directors, the fulfillment of which is of primary importance to the Company. Through its periodic review of the Company’s business strategies, the board assesses management’s perception of and tolerance for risk and advises on the appropriate level of risk for the Company. The audit committee of the board of directors reviews and discusses the Company’s risk assessment and risk management policies with management on a quarterly basis. The Company’s governance, enterprise risk management and compliance (“GRC”) committee reports quarterly to the audit committee and the committee’s written risk management report is included in the board’s quarterly meeting materials. The GRC committee is chaired by the Company’s chief compliance officer, who reports directly to the audit committee, and its members are division leaders and heads of key functional areas such as finance, human resources and information technology.

AUDIT COMMITTEE MATTERS

Responsibilities

The audit committee is comprised solely of independent directors and, among other things, is responsible for the following reviews, approvals and processes. Additionally, the audit committee members have reviewed and approved the Company’s Code of Conduct, previously the Code of Ethics, and have established guidelines for receiving and reviewing reports on issues raised by employees. A new Code of Conduct was adopted in 2011. Beginning in 2012, the annual review of the Code of Conduct as well as the quarterly review of issues raised by employees will transfer to the purview of the nominating & governance committee.

•	The engagement of the Company’s independent auditors.

•	The determination as to the independence and performance of the independent auditors.

•	The determination as to the performance of the internal auditors.

•	Review of the scope of the independent audit and the internal audit plan.

•	Pre-approval of audit and nonaudit services.

•	Review of disclosure controls and procedures.

•	Review of management’s annual report on internal controls over financial reporting.

•	Review of annual and quarterly SEC filings.

•	Review of communications required to be reported to the committee by the independent auditors.

•	Review of certain regulatory and accounting matters with internal and independent auditors.

•	Consultation with independent auditors.

•	Preparation of its report for the proxy statement.

•	Committee performance evaluation.

•	Review of policies for employing former employees of the independent auditors.

•	Establishment of “whistleblowing” procedures.

•	Review of legal and regulatory compliance.

•	Review enterprise risk issues.

•	Review of certain transactions with directors and related parties.

In discharging its oversight responsibility as to the audit process, the audit committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2011, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The committee also discussed with the Company’s internal auditor, and with Deloitte & Touche LLP, and its subsidiaries and affiliates (“Deloitte”), the Company’s independent registered public accounting firm for the year ended December 31, 2011, the overall scope and plan for their respective audits. The committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Independence of the External Auditors

The audit committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the committee subject to certain restrictions. The policy sets out the specific services pre-approved by the committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by Deloitte to the Company for the years ended December 31, 2011 and 2010.

	2011	2010
Audit fees	$1,144,500	$1,142,800
Audit-related fees	36,843	41,700

Total audit and audit-related fees	1,181,343	1,184,500
Tax fees	28,092	165,800

Total fees	$1,209,435	$1,350,300

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company and certain subsidiary companies, review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees — These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits paid by the Company; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

These services are actively monitored (both spending level and work content) by the audit committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In connection with the financial statements for the fiscal year ended December 31, 2011, the audit committee has:

(1)	reviewed and discussed the audited financial statements with management; and

(2)	discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3)	received the written disclosures and letter from Deloitte required by applicable requirements of the Public Accounting Oversight Board regarding Deloitte communication with the audit committee concerning independence, and has discussed with Deloitte, Deloitte’s independence.

Based upon these reviews and discussions, the audit committee recommended to the board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee

J. Marvin Quin, Chair

John W. Hayden

Kim Williams

COMPENSATION COMMITTEE REPORT

The compensation committee of the Company’s board of directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Roger L. Ogden, Chair

John H. Burlingame

Kim Williams

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the Company’s 2011 compensation program for Richard A. Boehne, President and Chief Executive Officer; Timothy M. Wesolowski, Senior Vice President/Chief Financial Officer and Treasurer; Timothy E. Stautberg, former Chief Financial Officer and Treasurer and current Senior Vice President/Newspapers; Brian G. Lawlor, Senior Vice President/Television; Lisa A. Knutson, Senior Vice President/Chief Administrative Officer; William Appleton, Senior Vice President/General Counsel; and Mark G. Contreras, former Senior Vice President/Newspapers. We refer to these individuals as our “named executive officers.”

Overview

We made a series of difficult decisions over the past three years in order to maintain the Company’s financial flexibility and demonstrate management’s leadership in financial discipline during a very challenging economic environment. These decisions have included cost reductions across the Company, including to the compensation of our named executive officers.

For example, Mr. Boehne proposed, and the Board agreed, to reduce his total direct compensation as follows:

•	His base salary was reduced by 15% in 2009, and he has been subject to a salary freeze since that time.

•	His annual incentive was eliminated in 2009. His 2010 and 2011 target annual incentive opportunities were 68% and 47%, respectively, below the 2008 level.

•	His long-term incentive opportunities for 2010 and 2011 were 25% below the 2009 level.

We also have adopted several programs that are intended to enhance our pay-for-performance culture and better align the interests of our named executive officers with those of our shareholders. For example:

•

We amended the pension plan and Supplemental Executive Retirement Plan (SERP) to freeze service accruals as of June 30, 2009, and to freeze compensation accruals after a five-year transition period ending December 31, 2014.

•

We maintain an Incentive Compensation Recoupment Policy (or a “claw-back policy”), under which an executive would forfeit certain incentive compensation in the event the executive’s fraud or misconduct caused us to restate our financial results.

•	We maintain stock ownership requirements for our executive officers, under which they must hold a minimum level of the Company’s Class A common shares.

Summary of Compensation Program

Objectives

The 2011 executive compensation program was designed to meet the following objectives that align with and support our strategic business goals:

•	Improve the cash flow generated by our businesses over time in response to unprecedented declines in advertising revenue;

•	Attract and retain executives who will lead our efforts to build long-term value for shareholders during these turbulent economic times; and

•	Reward increases in shareholder value.

Compensation Elements

The key elements of our executive compensation program were base salary, annual incentives, long-term incentives consisting of time-based and performance-based restricted share units, and retirement benefits. The named executive officers also received certain perquisites, but these perquisites were not a key element of compensation. The following chart illustrates how each key element of compensation fulfills our compensation objectives discussed above.

Program	Form	Fixed or Variable	Objectives
Base salary	Cash	Fixed	• Serves as attraction and retention incentive • Rewards individual performance

Annual incentive	Cash	Variable	• Rewards annual operating results • Emphasizes variable performance-based compensation

Performance-based restricted share units	Equity	Variable	• Rewards annual operating results • Emphasizes variable performance-based compensation • Serves as attraction and retention incentive • Aligns interests with shareholders

Time-based restricted share units	Equity	Fixed	• Serves as attraction and retention incentive • Aligns interests with shareholders

Retirement benefits, including the pension plan, the Supplemental Executive Retirement Plan, the Executive Deferred Compensation Plan and the Transition Credit Plan	Cash	Fixed	• Serves as retention incentive

Variable Compensation

The Company’s long-term success is based on achieving key strategic, financial and operational goals from year-to-year. As a result, a portion of the named executive officers’ compensation is “variable” or “at risk.” This means that a portion of their compensation is directly contingent upon achieving specific results that are essential to the Company’s long-term success and growth in shareholder value.

The fixed components of total direct compensation include base salary and time-based restricted share units. The variable compensation elements consist of:

•	An annual incentive opportunity, which is a cash-based award that is payable only if we exceed our budgeted annual free cash flow goal; and

•

Performance-based restricted share units, which are earned based on achievement of the annual free cash flow goal and vest over a four year period. The combination of time-based and performance-based restricted share units enhances our retention incentives and encourages our named executive officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon.

As described below, the primary performance goal under our 2011 annual and long-term incentive programs is free cash flow, which is defined as operating income reported in the Company’s Annual Report on Form 10-K excluding operating results of United Media, depreciation, amortization of intangible assets, restructuring costs, and any amounts recorded for pension expense or annual incentive plans, and less capital expenditures. The value of our Company is based on free cash flows generated by the business over time. Since free cash flow is so vital to the success of our business moving forward, we felt that this was the most appropriate measure to use in our incentive compensation programs for 2011.

As defined for the annual incentive plan, our free cash flow for 2011 exceeded target levels and our named executive officers received an annual incentive payout equal to 150% of their target annual incentive and earned the performance-based restricted stock units (which vest in four equal, annual installments commencing March 2012).

Say-on-Pay Vote

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included two shareholder votes on executive compensation in last year’s proxy statement. In those votes, which were advisory and non-binding, our shareholders approved the compensation of our named executive officers as disclosed in the 2011 proxy statement (commonly referred to as a “say-on-pay” vote) and approved the recommendation of our Board of Directors to hold future say-on-pay votes on an annual basis. The compensation committee views the results of these advisory votes, especially the strong support (i.e., approximately 99% of the votes cast) for the say-on-pay proposal, as a strong endorsement of our compensation program and our emphasis on variable compensation. As a result, we continued to emphasize a pay-for-performance culture at the Company, and we did not make any meaningful changes to our 2011 compensation program for the named executive officers.

Risk Assessment

In consultation with the compensation committee, members of management from our human resources, legal and finance/risk management groups assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business, our internal controls and related risk management programs, the design of our incentive plans and policies, and the impact of risk mitigation features.

Although a portion of our executive compensation program historically has been variable or performance-based, the compensation committee has focused on aligning our compensation policies with the long-term interests of our shareholders and avoiding rewards that could create unnecessary risks to the Company, as evidenced by the following:

•

Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles;

•

We do not use highly leveraged performance goals, but instead provide incentive opportunities that are based on balanced performance metrics to promote disciplined progress toward exceeding long-term goals. All payouts are capped at a pre-established percentage of base salary;

•

Our long-term incentives, which are partially performance based, are granted annually and vest over a period of three to four years, so that executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term;

•

Our stock ownership policy requires our executive officers to hold a minimum level of our Class A common shares to ensure that each executive has personal wealth tied to the long-term success of the Company and, therefore, has interests that are aligned with those of our public shareholders; and

•

We maintain a “claw-back policy,” under which we will require the reimbursement of any incentive compensation if the payment was predicated upon financial results that were subsequently the subject of a restatement caused by the recipient’s fraud or misconduct.

Management reported its findings to the compensation committee, and after review and discussion, the compensation committee concluded that our compensation programs do not create risks that are reasonably likely to have a materially adverse effect on our business.

Use of Market Survey Data

We believe that each element of our compensation program should remain competitive in order to attract and retain key executive talent. To help determine the competitive market, the Committee relies on market compensation data for comparable executive positions within similarly-sized media companies, otherwise referred to as our compensation peer group.

Typically, the Committee reviews the market levels of compensation for the following components of our executives’ compensation: (i) base salary; (ii) total cash compensation, which is base salary plus annual incentive compensation; (iii) long-term incentive awards; and (iv) total direct compensation, which is total cash compensation plus long-term incentive awards.

Each year the Committee approves our compensation peer group. The group consists of companies that operate in the broadcast television and/or newspaper industries and whose business models are similar to ours. The Company’s outside compensation consultant, along with our senior executives, review a list of possible peer group members based on the Company’s current strategic direction, size and market for competitive talent. Based on that review and the overall strategic direction of the Company, a peer group of 13 companies was selected for 2011. The peer group for 2011 was the same as the group used in 2010 and consisted of the following companies (in alphabetical order):

• A.H. Belo Corporation • Belo Corporation • Gannett Co., Inc. • Gray Television, Inc. • Journal Communications Inc. • Lee Enterprises, Incorporated • LIN TV Group	• The McClatchy Company • Media General, Inc. • Meredith Corporation • The New York Times Company • Nexstar Broadcasting Group, Inc. • Sinclair Broadcast Group, Inc.

The Committee believes that this peer group was appropriate because it represented a comparable group of public companies with similar business models and of a generally similar revenue size. For example, in 2010 the companies in the peer group had revenues between $313 million and $5.4 billion, with median revenue of $687 million. Our Company had revenue of approximately $777 million in 2010 – or slightly above the median of the peer group. The Committee also believes that this peer group was appropriate because: (i) the responsibilities of our executives corresponded with the responsibilities of executives working in similar positions at the companies in this peer group and (ii) this peer group reasonably corresponded to the market for executive talent.

In 2012, we added Fisher Communications, Inc. to the peer group because of its television business and digital focus. The revised peer group was used for purposes of establishing 2012 compensation levels.

Analysis of Each Compensation Element

Following is a brief summary of each element of the compensation program for our named executive officers.

Base Salary

We provide competitive base salaries to attract and retain key executive talent.

Given the continuing uncertain economic environment, our named executive officers did not receive a base salary merit increase during the 2010 or 2011 performance review. This salary freeze was part of a program, implemented in 2009, to reduce the base salaries of our senior executives until business conditions improved. As part of that program, in 2009 Mr. Boehne voluntarily agreed to reduce his base salary by 15% and the other named executive officers voluntarily agreed to reduce their base salaries by 10%.

Despite the general salary freeze, the compensation committee has adjusted base salary levels of certain executives to reflect promotions and additional responsibilities. For example, in 2011, the compensation committee increased the base salaries of Mr. Stautberg and Ms. Knutson by approximately 22% and 19% respectively. Each of those executives had assumed additional responsibilities: Mr. Stautberg was promoted to Senior Vice President/Newspapers, and Ms. Knutson was named to the newly-created role of Senior Vice President/Chief Administrative Officer, where she manages Company-wide, non-operating functions, including human resources, information technology, outsourcing governance and project management. These base salary increases were intended to approximate the market median for their expanded roles with the Company.

Effective August 31, 2011, Mr. Wesolowski was appointed Senior Vice President/Chief Financial Officer and Treasurer. Mr. Wesolowski receives an annual base salary of $340,000, which was negotiated at the time of his hire. His salary was market-priced to approximate the median for his role.

Annual Incentive

The Company typically maintains an annual incentive program, under which our named executive officers are eligible to receive annual cash payments based on the extent to which certain operational goals are achieved.

The compensation committee believes that an annual incentive program is an important component of total compensation because:

•	It rewards executives for achieving annual operating results; and

•	It is a performance-based component that provides “variable” or “at risk” compensation.

In light of the Company’s cost-cutting initiatives, the target annual incentive opportunity for each named executive officer, other than Mr. Boehne, was reduced from 50% of base salary in 2008 to 25% of base salary in 2010. Mr. Boehne’s target annual incentive opportunity was reduced from 95% of base salary in 2008 to 30% of base salary in 2010.

In February 2011, the Committee established the 2011 annual incentive program for our named executive officers. The compensation committee decided to increase the 2011 target annual incentive opportunities to be closer to 2008 levels. In this regard, the Committee increased Mr. Boehne’s 2011 target annual incentive opportunity from 30% to 50% of base salary and the target opportunities for the other named executive officers who were employed by the Company at that time from 25% to 30% of base salary. Mr. Wesolowski’s target annual incentive was established at 30% of base salary at the time of his hire in August 2011 to be consistent with the other senior executives.

The 2011 program focused solely on attaining an annual free cash flow target, which was set at $7 million above our free cash flow budget of $30.3 million. No annual incentive would be awarded unless the cash flow metric was achieved, and the payout was capped at 150% of the incentive opportunity, as reflected in the following chart:

	Below target (0% Payout)		Target (100% Payout)	Maximum (150% Payout)
Free Cash Flow	Below $	37.3 million	$37.3 million	$40.8 million

As defined for the annual incentive plan, our free cash flow for 2011 was $40.8 million, meaning that our named executive officers received an annual incentive payout equal to 150% of their target annual incentive.

For more information on the 2011 annual incentive opportunities for our named executive officers, please refer to the “2011 Grants of Plan-Based Awards” section of this proxy statement. The amount of the 2011 annual incentive payments is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this proxy statement.

The 2012 annual incentive program has been redesigned. Incentive target opportunities will be reinstated to the 2008 target levels: 95% for Mr. Boehne and 50% for each of the other named executive officers. The program generally will be based on the Company’s free cash flow for the year, except that 33% of the incentive for Mr. Stautberg and Mr. Lawlor will be allocated to Newspaper and Broadcast free cash flow and revenue, respectively. The combined free cash flow and revenue goals have a threshold, target and maximum performance level, with payout levels equal to 50% for threshold performance, 100% for target performance and 150% for maximum performance, provided that if actual performance for a goal falls below the threshold level, then no payout will be earned for that goal.

Long-Term Incentives

In 2011, the compensation committee granted awards of time-based and performance-based restricted share units under this plan to the named executive officers. The Committee believes that a competitive long-term incentive program is an important component of total compensation because:

•	It enhances retention and rewards executives for increasing stock price and enhancing long-term value; and

•	It provides executives with an opportunity for stock ownership to align their interests with those of our shareholders.

Long-Term Incentive Opportunities

The compensation committee approved the target value of the equity award for each named executive officer based on his or her position and level of responsibility, and the historical equity grants. In 2011, the compensation committee maintained the target value for equity awards at 2010 levels, which in turn were a 25% reduction from 2009 levels. For 2011, the target value of the long-term incentive opportunities for our named executive officers was $900,000 for Mr. Boehne and $300,000 for the other named executive officers (other than for Mr. Wesolowski, who had not yet joined the Company).

The target value was converted into a number of shares by dividing the applicable target value of the long-term incentive opportunity set forth above by the average of the closing per-share price of our Class A common shares for the 30 trading days immediately preceding and including the effective date of the equity award. The resulting number of shares was allocated 80% to time-based restricted share units and 20% to performance-based restricted share units with a one-year performance period tied to achieving our free cash flow target under the plan of $30.3 million. As a result of the conversion methodology described above, the grant date fair value of the awards for financial accounting purposes, which is based on the fair market value of the shares on the date of grant and listed in the “2011 Summary Compensation Table” and the “Grants of Plan-Based Awards” table in this proxy statement, differs from the target value listed above.

Vesting of the time-based restricted share units will occur over a four-year period and a similar vesting schedule applies to the performance-based grant if the free cash flow target is achieved or exceeded.

The time-based restricted share units were intended to foster employee stock ownership, align the interests of management with those of our shareholders, and enhance our retention program during the economic downturn in light of the reduction in base salary levels and the annual incentive opportunity. Moreover, the time-based awards, combined with the Company’s stock ownership requirements, were intended to provide a direct incentive for our management to build sustained long-term shareholder value.

At the same time, the Committee wanted to tie a portion of the long-term incentive opportunity to performance-based restricted share units, so that our executives would focus on achieving our annual free cash flow goal for 2011. As defined for the Long-Term Incentive Plan, our actual free cash flow for 2011 was $40.8 million (compared to a goal of $30.3 million), meaning that the performance-based restricted stock units for our named executive officers were earned. The resulting share units will vest in four equal annual installments commencing in March 2012.

Promotion and New Hire Grants

In connection with the promotions of Mr. Stautberg and Ms. Knutson as described above under “Base Salary,” and the hiring of Mr. Wesolowski, each of these executives received an additional grant of time-based restricted share units with an award value of $200,000, $100,000 and $200,000, respectively. The restricted stock units vest in equal annual installments over a four year period. These awards were intended to provide the newly-promoted and hired executives with an additional equity stake in the Company to better link their interests with those of our shareholders.

Equity Grant Practices

The compensation committee typically approves annual equity awards at its February meeting. This meeting date is usually set two years in advance. In order to mitigate the impact of fluctuations in our stock price, award values are converted into a number of shares by dividing the applicable dollar value of the long-term incentive opportunity by the average of the closing per-share price of our Class A common shares for the 30 trading days immediately preceding and including the effective date of the equity award. The Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information to be coincident with equity award grant dates.

Additional Information

For more information on the equity awards granted to our named executive officers in 2011, please refer to the “2011 Grants of Plan-Based Awards” table in this proxy statement. For information about the total number of equity awards outstanding as of the end of 2011 with respect to each named executive officer, please refer to the “2011 Outstanding Equity Awards at Fiscal Year-End” tables of this proxy statement.

Incentive Compensation Recoupment Policy

In November 2009, the Board of Directors voluntarily adopted an Incentive Compensation Recoupment Policy (or a “claw-back policy”). Under this policy, each officer must repay, as directed by the Board of Directors, any annual incentive or other performance-based award received by him or her after November 16, 2009, if:

•	the payment of such compensation was based on the achievement of financial results that were later the subject of a restatement of our financial statements, and

•	the Committee determines that the officer’s fraud or misconduct caused or contributed to the need for the restatement.

This policy supports the goal of accuracy of our financial statements and aligns our executives’ interests with that of our shareholders over the long term.

Stock Ownership Requirements

In February 2011, the compensation committee established stock ownership targets for our named executive officers to achieve by February 2016 (August 2016 for Mr. Wesolowski). For this purpose, stock ownership includes Class A common shares owned directly, in trust, or through any unvested time-based restricted shares or restricted share units (but it excludes shares underlying performance-based restricted share units until these shares are earned).

The ownership guidelines were implemented to encourage our senior executives to own a meaningful amount of our Class A common shares. We recognize that our owners (i.e., our shareholders) want us to increase the value of the Company. We want our executives to focus on long-term as well as short-term success, and we want them to think and act as owners when they balance the risks and rewards involved with particular business decisions. We believe the equity ownership interests that result from our stock ownership guidelines will enhance the proper motivation of our executives.

Named Executive Officer	Ownership Guidelines by Target Date	Target Number of Shares (based on 1/31/2012 price of $8.47)	Actual Share Ownership as of 1/31/2012
Mr. Boehne	3 x Base Salary	240,850	1,112,215
Mr. Wesolowski	2 x Base Salary	80,283	24,968
Mr. Stautberg	2 x Base Salary	103,896	410,434
Mr. Lawlor	2 x Base Salary	108,619	228,450
Ms. Knutson	2 x Base Salary	85,006	313,183
Mr. Appleton	2 x Base Salary	79,693	364,085

Retirement Plans

The Company sponsors various noncontributory defined benefit pension plans covering substantially all full-time employees that began employment prior to June 30, 2008 (the majority of our defined benefit pension plans were frozen June 30, 2009), including a SERP, which covers certain executive employees.

In order to retain key executive talent, the Committee believes that it is important to provide the executive officers, including named executive officers, with retirement benefits that are in addition to those generally provided to its employees. As a result:

•

We supplement the pension plan for all executives whose pay and contributions exceed the IRS limitations through the Scripps Supplemental Executive Retirement Plan (SERP). As part of an overall cost-savings strategy, the Company froze service in the pension plan and SERP effective June 30, 2009, and froze all compensation accruals after 2014. As a result, Mr. Wesolowski does not participate in the SERP. For more information on the pension plan and the SERP, please refer to the “Pension Benefits” table of this proxy statement.

•

Named executive officers may defer specified portions of their compensation under the Executive Deferred Compensation Plan and receive matching contributions, in each case in excess of what they are able to defer under the 401(k) plan due to IRS limitations. For more information about the Executive Deferred Compensation Plan, please refer to the “Non-Qualified Deferred Compensation” table of this proxy statement.

As part of the Company’s retirement program redesign, an enhanced safe harbor 401(k) plan was developed to encourage participation and help employees better manage their financial future. To affect the redesign as of January 1, 2011, the Company amended the 401(k) plan to include the following:

•

A new matching contribution equal to 100% on the first 1% of compensation contributed by an eligible participant, plus 50% on the next 5% of compensation. Moreover, the Company expanded the definition of compensation to include bonus, overtime and other forms of compensation currently included in the definition of “annual earnings” under the pension plan.

•

A new transition credit benefit ranging from 1% to 5% for participants age 45 and older with at least five years of service. This transition credit will be provided for five years and is designed to benefit those employees closest to retirement age who will not have as much time as other employees to grow retirement savings in the enhanced 401(k) plan.

The Company also (i) amended the Executive Deferred Compensation Plan to provide a Company matching contribution on deferrals of base salary in excess of IRS limitations and on deferrals of bonuses; and (ii) adopted the Transition Credit Plan to provide “excess” transition credits to participants whose transition credit contributions under the 401(k) plan are subject to IRS limitations.

Based on information provided by a consultant to the compensation committee, the Committee believes that our revised retirement program is consistent with the retirement programs and benefit levels offered by many of the companies in our compensation peer group.

Health, Welfare and Other Personal Benefits

In addition to the key compensation components described above, the named executive officers are entitled to participate in all health, welfare, fringe benefit and other arrangements generally available to other employees.

The Company may also provide its officers, including its named executive officers, with limited additional perquisites and other personal benefits. For example, named executive officers are provided a financial planning benefit but the tax gross-up for this benefit was eliminated in 2009. We also provide perquisites that facilitate involvement of executive officers in the business community by sponsoring membership in business clubs. Finally, the named executive officers are eligible for an annual executive physical. Typically, the majority of the cost associated with this benefit is covered under the established health care plans; however, if certain tests or procedures are not covered, the Company will pay the difference.

For more information about the perquisites provided in 2011 to each named executive officer, please refer to the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Employment Agreements, Executive Severance Plan and Change in Control Plan

The Committee believes that severance protections convey the Company’s commitment to each named executive officer while offering flexibility for any potential changes in compensation or duties. Accordingly, the Company provides severance protections for named executive officers under an employment agreement (for Mr. Boehne only), the Executive Severance Plan and the Change in Control Plan.

Based on information provided by a consultant to the Committee, severance arrangements are used by a majority of the companies in our compensation peer group, and the terms of our severance arrangements, described below, are consistent with prevailing market practices.

Employment Agreement

On February 15, 2011, the Company approved a new employment agreement for Mr. Boehne. The employment agreement has a three-year term, which commences on the expiration of his original contract — i.e., August 7, 2011. The term may be extended for an additional year unless the Company provides prior notice of its intention not to extend. The new employment agreement: (i) continues his current base salary at $680,000 per year; (ii) increases his target annual incentive opportunity from 30% to no less than 50% of base salary; and (iii) confirms that he will continue to receive reimbursement for tax and financial planning up to a maximum of $15,000, the annual member fees and other dues associated with one luncheon club, and the costs of an annual physical examination. The agreement also provides for severance benefits in the event of an involuntary termination of employment without “cause” or a termination for “good reason,” death or disability, as more fully described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Executive Severance Plan

Each of the named executive officers other than Mr. Boehne participates in the Executive Severance Plan. Upon an involuntary termination without “cause,” the covered executives are entitled to: (i) a pro-rated annual incentive, based on actual performance for the entire year, (ii) one times base salary and target annual incentive; (iii) accelerated vesting of Company equity awards (with options remaining outstanding for the remainder of their terms), and (iv) continued

payment of monthly health care premiums for up to one year (subject to reduction if the participant becomes re-employed). The Company may amend or terminate the plan at any time, without notice or participant consent. The severance levels were established by the Committee in July 2008 and were reviewed by the Committee in May of 2009 and 2010, and in November of 2011.

Mr. Contreras ceased employment with the Company on May 25, 2011. As a result, he was eligible for payments and benefits under the Executive Severance Plan, as more fully described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Change in Control Plan

Each of the named executive officers is provided change in control protections under the Senior Executive Change in Control Plan.

This plan provides benefits on a “double trigger,” meaning that the severance benefits are due only if the Company terminates the executive’s employment without “cause” or the executive terminates his employment for “good reason”, in either case within a two-year period following a change in control. The severance levels were established by the Committee in June 2008 and were reviewed and approved by the Committee in May of 2009 and 2010, and in November of 2011.

The Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our named executive officers. The Change in Control Plan allows our named executive officers to focus on the Company’s business and objectively evaluate any future proposals during potential change in control transactions without being distracted by potential job loss. It also enhances retention following a change in control, as the severance benefits are payable only if the executive incurs a qualifying termination within a certain period following a change in control, rather than merely as a result of the change in control.

All equity awards held by our named executive officers would immediately vest upon a change in control. Unlike the cash severance described above, the vesting is not contingent upon a qualifying termination within a certain period following a change in control. This “single trigger” is appropriate because the Company’s equity may change in the event of a change in control and the Committee believes our named executive officers should have the same opportunity to realize value in a change in control transaction as public shareholders.

Additional Information

Please refer to the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for information regarding potential payments and benefits, if any, that each named executive officer is entitled to receive upon certain terminations of employment or in connection with a change in control.

2011 Summary Compensation Table

The following Summary Compensation Table provides information regarding the compensation earned in 2009, 2010 and 2011 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Richard A. Boehne President & Chief Executive Officer	2011	680,000	896,190	510,000	339,324	77,012	2,502,526
	2010	680,000	1,132,800	306,000	174,313	21,481	2,314,594
	2009	659,079	1,199,999	0	277,564	28,341	2,164,983

Timothy Wesolowski Senior Vice President/ Chief Financial Officer & Treasurer(5)	2011	105,841	201,991	47,628	0	871	356,331

Timothy E. Stautberg Senior Vice President/ Newspapers	2011	403,077	521,632	181,385	168,485	39,827	1,314,406
	2010	360,000	377,600	135,000	81,559	19,647	973,806
	2009	348,924	400,000	0	64,185	17,039	830,148

Brian G. Lawlor Senior Vice President/ Television(6)	2011 2010	460,000 443,231	298,727 377,600	207,000 166,212	141,410 90,691	28,022 2,614	1,135,159 1,080,348

Lisa A. Knutson Senior Vice President/ Chief Administrative Officer	2011	319,950	391,442	143,978	24,673	25,921	905,964
	2010	301,500	377,600	113,063	10,748	11,824	814,735
	2009	292,224	400,000	0	12,871	12,614	717,709

William Appleton Senior Vice President/ Chief Legal Officer	2011	337,500	298,727	151,875	10,514	23,340	821,956
	2010	337,500	377,600	126,563	9,290	16,325	867,278
	2009	327,116	400,000	0	18,497	13,506	759,119

Mark G. Contreras Senior Vice President/ Newspapers(7)	2011	196,269	298,727	88,321	0	672,226	1,255,543
	2010	472,500	377,600	177,188	14,541	15,526	1,057,355
	2009	457,963	400,000	0	31,340	16,622	905,925

(1)	Represents the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of equity awards granted to our named executive officers in the applicable year, disregarding the impact of estimated forfeitures relating to service-based vesting conditions. See footnote 19 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (“2011 Annual Report”) for an explanation of the assumptions made in the valuation of the awards.

(2)	Represents the annual incentive earned by our named executive officers. The 2011 annual incentive earned by each of Mr. Wesolowski and Mr. Contreras was pro-rated based on the number of days in 2011 that each was employed with the Company.

(3)	Represents the increase in the present value of the accumulated benefits under the pension plan and the Scripps Supplemental Executive Retirement Plan (SERP) for the applicable calendar year. Our named executive officers did not accrue any preferential or above-market earnings on non-qualified deferred compensation. The Company froze service accruals in the pension plan and SERP effective June 30, 2009 and froze all compensation accruals after 2014. As a result, Mr. Wesolowski does not participate in these plans. The 2009 and 2010 entries for Mr. Appleton have been revised to reflect his age 64 vesting date as the earliest date on which he could receive unreduced benefits. Earlier entries for Mr. Appleton accelerated the accrual of his benefits more than was warranted.

(4)	Represents the perquisites and other benefits outlined in the table below. For more information about these benefits, please refer to the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement.

Name	Financial Planning ($)(i)	Club Dues ($)(ii)	Matching Charitable Contributions ($)(iii)	Other Income ($)(iv)	Transition & Matching Contribution ($)(v)	Cash Severance ($)(vi)	Total ($)
Mr. Boehne	15,000	9,394	0	2,756	49,862	0	77,012
Mr. Wesolowski	0	871	0	0	0	0	871
Mr. Stautberg	10,000	6,594	3,000	1,514	18,719	0	39,827
Mr. Lawlor	8,873	0	600	1,305	17,244	0	28,022
Ms. Knutson	8,500	2,194	0	1,250	13,977	0	25,921
Mr. Appleton	10,000	2,194	2,000	50	9,096	0	23,340
Mr. Contreras	10,000	0	3,000	0	12,543	646,683	672,226

(i)	Represents all amounts paid by the Company for financial planning services.

(ii)	Represents all amounts paid by the Company for business clubs.

(iii)	Scripps Howard Foundation matches on a dollar-for-dollar basis up to $3,000 annually for charitable contributions made by the executives. This program is available to all employees.

(iv)	Represents the cost of the senior executive physical, if any, that is in excess of the cost of a physical covered under the Company’s general health plan and $50 provided to each executive that participated in a health risk assessment offered under the Company’s wellness program.

(v)	Represents the amount of all matching contributions made under the Company’s 401(k) plan, Executive Deferred Compensation Plan and the transition credits made under the Transition Credit Plan.

(vi)	Represents the cash severance, other than the pro-rated annual incentive, paid or provided to Mr. Contreras pursuant to the terms of the Executive Severance Plan as well as the value of outplacement assistance. Please refer to the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for a complete summary of his severance benefits.

(5)	Mr. Wesolowski was appointed as the Senior Vice President/Chief Financial Officer and Treasurer effective August 31, 2011.

(6)	Mr. Lawlor first became a named executive officer in 2010.

(7)	Mr. Contreras ceased employment with the Company on May 25, 2011.

2011 Grants of Plan-Based Awards

The following table sets forth information for each named executive officer regarding annual incentive and restricted share unit awards granted during 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Approval Date	Target ($)	Maximum ($)	Target (#)

Mr. Boehne	Annual Incentive		340,000	510,000
	3/8/2011	2/15/2011			19,027		179,234
	3/8/2011	2/15/2011				76,110	716,956

Mr. Wesolowski	Annual Incentive		31,752	47,628
	9/1/2011	8/24/2011				24,968	201,991

Mr. Stautberg	Annual Incentive		120,923	181,385
	3/8/2011	2/14/2011			6,342		59,742
	3/8/2011	2/14/2011				25,370	238,985
	7/1/2011	5/31/2011				22,909	222,905

Mr. Lawlor	Annual Incentive		138,000	207,000
	3/8/2011	2/14/2011			6,342		59,742
	3/8/2011	2/14/2011				25,370	238,985

Ms. Knutson	Annual Incentive		95,985	143,978
	3/8/2011	2/14/2011			6,342		59,742
	3/8/2011	2/14/2011				25,370	238,985
	10/1/2011	8/15/2011				13,245	92,715

Mr. Appleton	Annual Incentive		101,250	151,875
	3/8/2011	2/14/2011			6,342		59,742
	3/8/2011	2/14/2011				25,370	238,985

Mr. Contreras	Annual Incentive		58,881	88,321
	3/8/2011	2/14/2011			6,342		59,742
	3/8/2011	2/14/2011				25,370	238,985

(1)	Represents the annual incentive opportunities granted in 2011. The “Target” and “Maximum” columns reflects the range of potential payouts when the performance goal was established. There is no payout unless target performance is achieved. The maximum equals 150% of the target award. The actual 2011 incentive award was determined on February 22, 2012 and is set forth in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table of this proxy statement.

(2)	Represents the performance-based restricted share units granted in 2011 under the Long-Term Incentive Plan. The “Target” column reflects the payout when the performance goal was established; there are no threshold or maximum payout levels. The actual number of units received was determined on February 22, 2012 and is included in the “Number of Shares or Units of Stock that have not Vested” column of the 2011 Outstanding Equity Awards at Fiscal Year-End table of this proxy statement.

(3)	Represents the time-based restricted share units granted to the named executive officers in 2011. The restricted share units vest in four equal, annual installments for so long as the executive remains employed by the Company. Vesting accelerates upon the executive’s termination without cause (for all executives other than Mr. Boehne), death, disability, or retirement, or in the event of a change in control. The executives are entitled to dividend equivalents if and when dividends are paid on our Class A common shares.

(4)	Represents the grant date fair value (market price), as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table.

2011 Outstanding Equity Awards at Fiscal Year-End

The following tables set forth information for each named executive officer with respect to (i) each option to purchase stock that had not been exercised and remained outstanding as of December 31, 2011, and (ii) each award of restricted share units that had not vested and remained outstanding as of December 31, 2011.

In connection with the 2008 spin-off of Scripps Networks Interactive, Inc. (“SNI”), all Company stock options held by individuals who remained employed by the Company (including the named executive officers) were adjusted as follows: (i) vested stock options were split 80% — 20% between SNI stock options and Company stock options, and (ii) unvested stock options remained unvested Company stock options. In each case, the number of shares and the exercise price of each stock option were adjusted to maintain the award’s economic value. All of the information in the following tables reflects the equitable adjustments to the number and type of shares and the exercise price that occurred in connection with the spin-off and the related one-for-three reverse stock split.

	Outstanding Equity Awards at Fiscal Year-End E. W. Scripps Equity Awards Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested ($)(4)
Mr. Boehne	56,338	9.90	2/9/2013
	103,286	8.52	2/25/2013
	84,507	10.38	3/22/2014
	164,318	9.54	3/28/2014
	258,215	10.41	2/21/2015
	410,798	9.09	2/20/2016

Total	1,077,462			882,811	7,071,316

Mr. Wesolowski	0

Total	0			24,968	199,994

Mr. Stautberg	14,084	9.90	2/9/2013
	22,535	8.52	2/25/2013
	32,863	10.44	2/21/2014
	21,126	10.38	3/22/2014
	51,642	10.41	2/21/2015
	70,422	9.09	2/20/2016

Total	212,672			317,179	2,540,604

Mr. Lawlor	9,389	9.90	2/9/2013
	3,755	8.52	2/25/2013
	21,907	10.44	2/21/2014
	9,389	10.47	2/24/2014
	34,425	10.41	2/21/2015
	46,948	9.09	2/20/2016

Total	125,813			198,695	1,591,547

Ms. Knutson	19,717	10.44	2/21/2014
	34,425	10.41	2/21/2015
	46,948	9.09	2/20/2016

Total	101,090			307,515	2,463,195

Mr. Appleton	0

Total	0			294,270	2,357,103

Mr. Contreras	14,084	9.90	2/9/2013
	38,338	10.44	2/21/2014
	32,863	9.54	3/28/2014
	86,069	10.41	2/21/2015
	117,370	9.09	2/20/2016

Total	288,724			0	0

(1)	Represents the number of shares underlying the outstanding stock options that have vested as of December 31, 2011.

(2)	The exercise price equaled the fair market value per share of the underlying option shares on the date of grant.

(3)	Represents the number of restricted shares or units for each named executive officer outstanding as of December 31, 2011. Vesting is accelerated upon a termination without cause (for all executives other than Mr. Boehne), death, disability, retirement or change in control. The vesting dates for each outstanding restricted share unit are as follows:

Name	Grant Date	Total Number of Restricted Shares or Units Outstanding	Vesting Date

Mr. Boehne	3/5/2009	697,674	348,837 on 3/5/2012, 348,837 on 3/5/2013
	3/9/2010	72,000	24,000 on 3/9/2012, 24,000 on 3/9/2013, 24,000 on 3/9/2014
	3/9/2010	18,000	6,000 on 3/9/2012, 6,000 on 3/9/2013, 6,000 on 3/9/2014
	3/8/2011	76,110	19,027 on 3/9/2012, 19,028 on 3/9/2013, 19,027 on 3/9/2014, 19,028 on 3/9/2015
	3/8/2011	19,027	4,756 on 3/9/2012, 4,757 on 3/9/2013, 4,757 on 3/9/2014, 4,757 on 3/9/2015

	Total	882,811

Mr. Wesolowski	9/1/2011	24,968	6,242 on 9/1/2012, 6,242 on 9/1/2013, 6,242 on 9/1/2014, 6,242 on 9/1/2015

	Total	24,968

Mr. Stautberg	3/5/2009	232,558	116,279 on 3/5/2012, 116,279 on 3/5/2013
	3/9/2010	24,000	8,000 on 3/9/2012, 8,000 on 3/9/2013, 8,000 on 3/9/2014
	3/9/2010	6,000	2,000 on 3/9/2012, 2,000 on 3/9/2013, 2,000 on 3/9/2014
	3/8/2011	25,370	6,342 on 3/9/2012, 6,343 on 3/9/2013, 6,342 on 3/9/2014, 6,343 on 3/9/2015
	3/8/2011	6,342	1,585 on 3/9/2012, 1,586 on 3/9/2013, 1,585 on 3/9/2014, 1,586 on 3/9/2015
	7/1/2011	22,909	5,727 on 7/1/2012, 5,727 on 7/1/2013, 5,727 on 7/1/2014, 5,728 on 7/1/2015

	Total	317,179

Mr. Lawlor	2/1/2009	20,704	20,704 on 2/1/2012
	3/5/2009	116,279	58,139 on 3/5/2012, 58,140 on 3/5/2013
	3/9/2010	24,000	8,000 on 3/9/2012, 8,000 on 3/9/2013, 8,000 on 3/9/2014
	3/9/2010	6,000	2,000 on 3/9/2012, 2,000 on 3/9/2013, 2,000 on 3/9/2014
	3/8/2011	25,370	6,342 on 3/9/2012, 6,343 on 3/9/2013, 6,342 on 3/9/2014, 6,343 on 3/9/2015
	3/8/2011	6,342	1,585 on 3/9/2012, 1,586 on 3/9/2013, 1,585 on 3/9/2014, 1,586 on 3/9/2015

	Total	198,695

Ms. Knutson	3/5/2009	232,558	116,279 on 3/5/2012, 116,279 on 3/5/2013
	3/9/2010	24,000	8,000 on 3/9/2012, 8,000 on 3/9/2013, 8,000 on 3/9/2014
	3/9/2010	6,000	2,000 on 3/9/2012, 2,000 on 3/9/2013, 2,000 on 3/9/2014
	3/8/2011	25,370	6,342 on 3/9/2012, 6,343 on 3/9/2013, 6,342 on 3/9/2014, 6,343 on 3/9/2015
	3/8/2011	6,342	1,585 on 3/9/2012, 1,586 on 3/9/2013, 1,585 on 3/9/2014, 1,586 on 3/9/2015
	10/1/2011	13,245	3,311 on 10/1/2012, 3,311 on 10/1/2013, 3,311 on 10/1/2014, 3,312 on 10/1/2015

	Total	307,515

Mr. Appleton	3/5/2009	232,558	116,279 on 3/5/2012, 116,279 on 3/5/2013
	3/9/2010	24,000	8,000 on 3/9/2012, 8,000 on 3/9/2013, 8,000 on 3/9/2014
	3/9/2010	6,000	2,000 on 3/9/2012, 2,000 on 3/9/2013, 2,000 on 3/9/2014
	3/8/2011	25,370	6,342 on 3/9/2012, 6,343 on 3/9/2013, 6,342 on 3/9/2014, 6,343 on 3/9/2015
	3/8/2011	6,342	1,585 on 3/9/2012, 1,586 on 3/9/2013, 1,585 on 3/9/2014, 1,586 on 3/9/2015

	Total	294,270

Mr. Contreras		0

	Total	0

(4)	The value was calculated using the closing market price of our Class A common shares on December 30, 2011 ($8.01 per share).

	Outstanding Equity Awards at Fiscal Year-End Scripps Networks Interactive Option Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Option Exercise Price ($)(2)	Option Expiration Date

Mr. Boehne	51,408	43.38	2/9/2013
	94,248	37.34	2/25/2013
	77,112	45.49	3/22/2014
	42,840	41.79	3/28/2014
	21,420	45.59	2/21/2015

Total	287,028

Mr. Wesolowski	0

Total	0

Mr. Stautberg	12,852	43.38	2/9/2013
	8,568	45.67	2/21/2014
	19,278	45.49	3/22/2014
	4,284	45.59	2/21/2015

Total	44,982

Mr. Lawlor	8,568	43.38	2/9/2013
	3,427	37.34	2/25/2013
	5,712	45.67	2/21/2014
	8,568	45.90	2/24/2014
	2,856	45.59	2/21/2015

Total	29,131

Ms. Knutson	5,140	45.67	2/21/2014
	2,856	45.59	2/21/2015

Total	7,996

Mr. Appleton	0

Total	0

Mr. Contreras	0

Total	0

(1)	Represents the number of shares underlying the outstanding Scripps Networks Interactive stock options that have vested as of December 31, 2011.

(2)	The exercise price equaled the fair market value per share of the underlying option shares on the date of grant.

2011 Option Exercises and Stock Vested

The following table sets forth information for each named executive officer with respect to the exercise of options and the vesting of restricted share or unit awards during 2011.

	Option Awards				Stock Awards
	E. W. Scripps		Scripps Networks Interactive		E. W. Scripps		Scripps Networks Interactive
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Boehne					404,136	3,931,701	9,130	487,177
Mr. Wesolowski
Mr. Stautberg					137,929	1,337,352	1,565	83,508
Mr. Lawlor	5,633	3,546	5,140	29,504	89,176	858,277	1,000	46,850
Ms. Knutson					137,407	1,332,362
Mr. Appleton					126,834	1,242,420	1,666	80,668
Mr. Contreras			17,136	40,498	421,418	3,691,577	2,608	139,163

(1)	Represents the product of (i) the number of shares acquired upon the exercise of the stock option, multiplied by (ii) the excess of the closing price per share on the date of exercise, over the per share exercise price of the stock option.

(2)	Represents the product of the number of shares of stock covered by the restricted share or unit award that vested and the closing price per share of stock on the vesting date (or for Mr. Contreras, on the date of termination).

2011 Pension Benefits

The following table sets forth information regarding the pension benefits for each named executive officer.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Boehne (2)	Scripps Pension Plan	23.92	597,974	0
	Cincinnati Newspaper Guild and Post Retirement Income Plan	2.42	7,206	0
	SERP	23.92	2,102,808	0
Mr. Wesolowski	Scripps Pension Plan	0.00	0	0
	SERP	0.00	0	0
Mr. Stautberg	Scripps Pension Plan	19.00	338,037	0
	SERP	19.00	299,471	0
Mr. Lawlor	Scripps Pension Plan	15.83	230,193	0
	SERP	15.83	205,950	0
Ms. Knutson	Scripps Pension Plan	3.50	56,236	0
	SERP	3.50	26,819	0
Mr. Appleton	Scripps Pension Plan	1.17	37,287	0
	SERP	1.17	30,710	0
Mr. Contreras	Scripps Pension Plan	4.50	66,406	0
	SERP	4.50	0	96,577

(1)	The number of years of credited service and the present value of accumulated benefit are calculated as of December 31, 2011. The present value of accumulated benefit was calculated using the same assumptions included in the 2011 Annual Report, except that (i) no pre-retirement decrements were assumed, and (ii) a single retirement age of 65 was used instead of retirement decrements. The Company froze the accrual of credited service (but not vesting service) in the pension plan and SERP effective June 30, 2009, and froze all compensation accruals after 2014. As a result, Mr. Wesolowski does not participate in those plans. All of the eligible named executive officers are fully vested in their benefits, except for Mr. Appleton, who has not yet accrued the required five years of vesting service.

(2)	Mr. Boehne’s benefit from the Scripps Pension Plan is calculated based on all credited service through June 30, 2009, including his service with the Cincinnati Post, with an offset for the benefit earned in the Cincinnati Newspaper Guild and Post Retirement Income plan. Mr. Boehne was a participant in the Cincinnati Newspaper Guild and Post Retirement Income plan from July 28, 1985 to January 5, 1988.

Description of Retirement Plans

Pension Plan

The Scripps Pension Plan (the “Pension Plan”) is a tax-qualified pension plan covering substantially all eligible non-union employees of the Company. The material terms and conditions of the Pension Plan as they pertain to the named executive officers include the following:

Benefit Formula:    Subject to applicable Internal Revenue Code limits on benefits, the monthly normal retirement benefit is equal to 1% of the participant’s average monthly compensation up to an integration level plus 1.25% of the participant’s average monthly compensation in excess of the integration level, multiplied by the participant’s months and years of service. The integration level is the average of the Social Security taxable wage bases for the 35 years prior to the participant’s termination (or disability, if applicable). Average monthly compensation is the monthly average of the compensation earned during the five consecutive years in the 11 years before termination for which the participant’s compensation was the highest. In 2009, we amended the pension plan to freeze service accruals as of June 30, 2009 and to freeze compensation accruals after a five-year transition period ending December 31, 2014. As a result, Mr. Wesolowski does not participate in the Pension Plan.

Compensation:    Subject to the applicable Internal Revenue Code limit ($245,000 for 2011), compensation includes salary, bonuses earned during the year and paid by March 15 of the following calendar year, and amounts deferred pursuant to the Scripps Retirement and Investment Plan and the Scripps Choice Plan.

Normal Retirement:    A participant is eligible for a normal retirement benefit based on the benefit formula described above if his or her employment terminates on or after age 65.

Early Retirement:    A participant is eligible for an early retirement benefit if his or her employment terminates on or after age 55 and he or she has completed 10 years of service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.4167% for each month the benefit commences before age 62. The Company does not grant extra years of service to any named executive officer under the Pension Plan.

Deferred Vested Benefits:    A participant who is not eligible for a normal or early retirement benefit but has completed five years of service is eligible for a deferred retirement benefit following termination of employment, beginning at age 55, subject to a reduction of 0.5% for each month the benefit commences before age 65.

Form of Benefit Payment:    The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity (which is the normal form of benefit for an unmarried participant). The normal form of payment for a married participant is a joint and 100% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 100% of the reduced monthly amount for life. Married participants with spousal consent can elect any optional form. Optional forms of benefits include a straight life annuity, a joint and 50% or 100% survivor annuity (which provides a reduced monthly amount for the participant’s life with the survivor receiving 50% or 100% of the monthly amount for life), or a monthly life annuity with a 10-year certain or 5-year certain guarantee (which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 or 5 years of benefit commencement, equal payments to a designated beneficiary for the remainder of the 10-year or 5-year certain period, as applicable).

All forms of benefit payment are the actuarially equivalent of the monthly life annuity form.

The Cincinnati Newspaper Guild and Post Retirement Income Plan

Mr. Boehne was a participant in this plan from July 28, 1985 to January 5, 1988. Mr. Boehne’s benefit from the Scripps Pension Plan is calculated based on all service, including his service with the Cincinnati Post, with an offset for the benefit earned in the Cincinnati Newspaper Guild and Post Retirement Income plan. Mr. Boehne’s accrued benefit is frozen in this plan. The benefits are payable at age 65 in the form of a life annuity.

SERP

The Scripps Supplemental Executive Retirement Plan (“SERP”) is intended to retain executive talent by supplementing benefits payable under the Pension Plan. The material terms and conditions of the SERP as they pertain to the named executive officers include the following:

Eligibility:    An executive generally is eligible to participate in the SERP if he or she qualifies for a Pension Plan benefit that was limited by application of the Internal Revenue Code limits on compensation and benefits. In 2009, we amended the SERP to freeze participation. As a result, Mr. Wesolowski does not participate in the SERP.

Benefit Formula:    The SERP benefit is equal to the difference between the Pension Plan benefit calculated using the SERP definition of compensation and the actual Pension Plan benefit, plus a 2.9% gross-up for the combined employer/employee Medicare tax. Compensation includes all compensation included under the Pension Plan (without application of the IRS limit described under the Pension Plan), plus bonuses paid if earned more than one year prior to the payment date and certain deferred compensation and executive compensation payments designated by the Pension Board. In 2009, we amended the SERP to freeze service accruals as of June 30, 2009 and to freeze compensation accruals after a five-year transition period ending December 31, 2014.

Benefit Entitlement:    A vested participant becomes entitled to a SERP benefit when he or she terminates employment. The benefit is paid in a single lump sum.

2011 Nonqualified Deferred Compensation

The following table sets forth information regarding the nonqualified deferred compensation for each named executive officer as of December 31, 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Boehne	26,100	31,963	24,076	0	826,692
Mr. Wesolowski	0	0	0	0	0
Mr. Stautberg	10,315	7,694	(2,084)	0	49,158
Mr. Lawlor	12,900	7,525	400	0	20,825
Ms. Knutson	4,497	3,507	35	0	8,039
Mr. Appleton	5,550	3,238	218	0	14,603
Mr. Contreras	0	412	(558)	239,070	0

(1)	Represents the base salary deferred by each named executive officer during 2011. The deferrals are included in the amounts reflected in the Salary and Non-Equity Incentive Plan Compensation columns of the 2011 Summary Compensation Table.

(2)	Represents the matching contributions made under the Executive Deferred Compensation Plan and the transition credits made to the Transition Credit Plan. The matching contribution and transition credits are included in the All Other Compensation column of the 2011 Summary Compensation Table.

(3)	The aggregate balance as of December 31, 2011 for each named executive officer includes the following amounts that were previously earned and reported as compensation in the 2006, 2007, 2008, 2009 and 2010.

Name	Base Deferred ($)	Bonus Deferred ($)	Matching Contributions ($)
Mr. Boehne	110,195	0	42,675
Mr. Wesolowski	0	0	0
Mr. Stautberg	18,454	0	6,110
Mr. Lawlor	0	0	0
Ms. Knutson	0	0	0
Mr. Appleton	4,927	0	0
Mr. Contreras	0	0	0

Description of Nonqualified Deferred Compensation Plan

Our named executive officers are eligible to defer up to 50% of their pre-tax base salary and up to 100% of their pre-tax annual incentive compensation under the terms of the Executive Deferred Compensation Plan. The plan is available to a select group of highly compensated employees and is unfunded and unsecured. Our named executive officers are also entitled to a matching credit on base salary deferrals equal to 100% on the first 1% of base salary (in excess of the applicable Internal Revenue Code limit) and annual incentive deferrals, plus 50% on the next 5% of those deferrals. Under the Transition Credit Plan, “excess” age and service credits are made on behalf of named executive officers whose age and service contributions under the 401(k) plan are subject to limits imposed by the Internal Revenue Code.

Payments from the Executive Deferred Compensation Plan are made in cash at certain future dates specified by participants or upon earlier termination of employment or death. Payments are made in the form of a lump sum or in monthly installments of 5, 10 or 15 years, as elected by the participants. Payments are automatically accelerated and paid in a lump sum in the event of a termination of employment within two years following a change in control of the Company. Payments from the Transition Credit Plan, which is in effective from 2011 to 2015, are made in cash as a single lump sum following termination of employment.

The deferred compensation is credited with earnings, gains and losses in accordance with deemed investment elections made by participants from among various crediting options established by the Company from time to time. Participants are permitted to change their deemed investment elections daily. For 2011, the investment options tracked returns under publicly available and externally managed investment funds such as mutual funds.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans and arrangements that require it to pay or provide compensation and benefits to the named executive officers in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each of these executives, other than Mr. Contreras, in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2011, along with other material assumptions noted below. The actual amounts that would be paid to these executives upon termination or a change in control can only be determined at the time the actual triggering event occurs.

Mr. Contreras ceased employment with the Company on May 25, 2011. The actual benefits paid to him under the Executive Severance Plan are set forth below.

The amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as the 2011 annual incentive payouts, equity awards that had previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs (unless those benefits are enhanced or accelerated). Please refer to the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table for the amount of the 2011 annual incentive payout, the 2011 Outstanding Equity Awards at Fiscal Year-End table for a summary of each named executive officer’s vested equity awards, the Pension Benefits table for a summary of each named executive officer’s vested pension benefit, and the Nonqualified Deferred Compensation table for a summary of each named executive officer’s deferred compensation balance. Please see the 2011 Summary Compensation Table for the annual incentive earned by our named executive officers in 2011.

Name and Triggering Event	Cash Severance Payment ($)(1)	Incremental Retirement Plan Benefit ($)(2)	Welfare and Other Benefits ($)(3)	Stock Awards ($)(4)	Total ($)(5)

Mr. Boehne
• Voluntary termination	0	0	0	0	0
• Involuntary termination without cause	2,040,000	0	31,604	0	2,071,604
• CIC	0	0	0	7,071,316	7,071,316
• Involuntary or good reason termination after a CIC	3,420,000	808,352	50,962	0	4,279,314
• Death	1,360,000	0	31,604	7,071,316	8,462,920
• Disability	1,360,000	0	31,604	7,071,316	8,462,920
• Retirement(6)	0	0	0	7,071,316	7,071,316

Mr. Wesolowski
• Voluntary termination	0	0	3,923	0	3,923
• Involuntary termination without cause	442,000	0	21,206	199,994	663,200
• CIC	0	0	0	199,994	199,994
• Involuntary or good reason termination after a CIC	748,000	0	35,226	0	783,226
• Death	340,000	0	3,923	199,994	543,917
• Disability	340,000	0	3,923	199,994	543,917
• Retirement(6)	0	0	0	0	0

Mr. Stautberg
• Voluntary termination	0	0	8,462	0	8,462
• Involuntary termination without cause	572,000	0	25,744	2,540,604	3,138,348
• CIC	0	0	0	2,540,604	2,540,604
• Involuntary or good reason termination after a CIC	1,150,000	0	39,562	0	1,189,562
• Death	440,000	0	8,462	2,540,604	2,989,066
• Disability	440,000	0	8,462	2,540,604	2,989,066
• Retirement(6)	0	0	0	0	0

Mr. Lawlor
• Voluntary termination	0	0	8,846	0	8,846
• Involuntary termination without cause	598,000	0	26,129	1,591,547	2,215,676
• CIC	0	0	596,552	1,591,547	2,188,099
• Involuntary or good reason termination after a CIC	1,252,424	14,927	636,532	0	1,903,883
• Death	460,000	0	8,846	1,591,547	2,060,393
• Disability	460,000	0	8,846	1,591,547	2,060,393
• Retirement(6)	0	0	0	0	0

Ms. Knutson
• Voluntary termination	0	0	6,923	0	6,923
• Involuntary termination without cause	468,000	0	24,206	2,463,195	2,955,401
• CIC	0	0	0	2,463,195	2,463,195
• Involuntary or good reason termination after a CIC	946,126	0	37,887	0	984,013
• Death	360,000	0	6,923	2,463,195	2,830,118
• Disability	360,000	0	6,923	2,463,195	2,830,118
• Retirement(6)	0	0	0	0	0

Mr. Appleton
• Voluntary termination	0	0	6,490	0	6,490
• Involuntary termination without cause	438,750	0	23,773	2,357,103	2,819,626
• CIC	0	0	0	2,357,103	2,357,103
• Involuntary or good reason termination after a CIC	1,003,126	7,151	39,399	0	1,049,676
• Death	337,500	0	6,490	2,357,103	2,701,093
• Disability	337,500	0	6,490	2,357,103	2,701,093
• Retirement(6)	0	0	0	0	0

Mr. Contreras
• Involuntary termination without cause(7)	735,004	0	16,323	3,691,577	4,442,904

(1)	Amounts listed under “Cash Severance Payment” are payable in a lump sum under the terms of the named executive officer’s employment agreement, the Executive Severance Plan or the Senior Executive Change in Control Plan, as applicable.

(2)	Represents the incremental actuarial present value of continued pension benefits, calculated using the pension plan’s provisions for a lump sum payment on January 1, 2012, including a discount rate of 5.29% for a qualified plan distribution and 5.24% for a nonqualified plan distribution and the IRS’s required funding mortality.

(3)	Amounts listed under “Welfare and Other Benefits” include: (a) accrued but unused vacation; (b) the amount that represents the premiums for continued medical and dental insurance; and (c) the tax gross-up for the 280G excise and related taxes, as required under the terms of the arrangements described above. The tax gross-ups are based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 44.5%, and (ii) no amounts were allocated to the non-solicitation or non-competition covenants. Section 280G of the Internal Revenue Code applies if there is a change in control of the Company, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals his average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2006-2010 if the change in control had occurred in 2011). If Section 280G applies, then the named executive officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of his base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, the Company is denied a federal income tax deduction for the excess parachute payments.

(4)	Represents the product of (i) the number of restricted share awards or units outstanding as of December 31, 2011, multiplied by (ii) $8.01 per share for awards covering the Company’s share (i.e., the closing market price on December 30, 2011).

(5)	Represents the total payout under each termination category.

(6)	Equity awards vest on retirement. Only Mr. Boehne is retirement eligible.

(7)	Mr. Contreras ceased employment with the Company on May 25, 2011. The actual benefits that he received in connection with his termination under the Executive Severance Plan are set forth in this table.

Summary of Various Plans and Arrangements

Employment Agreements for Mr. Boehne

Under Mr. Boehne’s employment agreement, upon an involuntary termination of his employment without “cause,” or a voluntary termination of employment by him for “good reason,” he would be entitled to an amount equal to two times his base salary and target annual incentive, a pro-rated annual incentive based on actual performance for the year of termination, plus medical and dental coverage for two years and life insurance coverage through the remainder of the term. The term “cause” generally includes embezzlement, fraud or a felony; unauthorized disclosure of confidential information; a material breach of the agreement; gross misconduct or gross neglect of duties; failure to cooperate with an internal or regulatory investigation; or a violation of the Company’s written conduct policies or ethics code. The term “good reason” generally includes a reduction in duties or compensation; a relocation outside of Cincinnati; or a material breach of the employment agreement by the Company. In exchange for the benefits described above, Mr. Boehne agrees not to (i) disclose the Company’s confidential information; (ii) compete against the Company for six months after termination (12 months if terminated for

“cause”); (iii) solicit the Company’s employees or customers for 12 months after termination; or (iv) disparage the Company for 12 months after termination.

Under Mr. Boehne’s employment agreement, upon a termination due to death or disability he, or his estate, would be entitled to a pro-rated target annual incentive from January 1 through one year after death or disability, plus continued base salary for one year and continued medical and dental benefits for two years.

Executive Severance Plan

Each named executive officer other than Mr. Boehne participates in the Executive Severance Plan. Upon an involuntary termination without “cause”, the severance benefit equals: (i) a pro-rated annual incentive, based on actual performance for the entire year, (ii) one times base salary and target annual incentive; (iii) accelerated vesting of Company equity awards (with options remaining outstanding for the remainder of their terms), and (iv) continued payment of monthly health care premiums for up to one year (subject to reduction if the participant becomes re-employed). Participants must sign a release of claims against the Company prior to receiving these severance benefits.

Upon a termination due to death or disability, each covered participant would be entitled to a pro-rated annual incentive, based on actual performance for the entire year, and 12 months of base salary.

Long-Term Incentive Plan

Under the terms of the Long-Term Incentive Plan, all outstanding equity awards held by the named executive officers will vest upon a change in control with the options remaining exercisable for the remainder of the original term. A change in control generally means (i) the acquisition of a majority of the Company’s voting common shares by someone other than The Edward W. Scripps Trust or a party to the Scripps Family Agreement; (ii) the disposition of assets accounting for 90% or more of the Company’s revenues, unless the trust or the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity, or (iii) a change in the membership of the Company’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority.

If a named executive officer dies, becomes disabled or retires, then any equity awards issued under the Company’s Long-Term Incentive Plan will become fully vested, and in the case of stock options, be exercisable until their expiration date.

Executive Annual Incentive Plan

Under the Executive Annual Incentive Plan, in the event that a participant’s employment terminates within one year of a “change in control,” the Company or its successor would be required to pay a lump sum amount to the participant equal to the target annual incentive opportunity for the performance period in which the termination occurs.

Senior Executive Change in Control Plan

Each named executive officer participates in the Senior Executive Change in Control Plan. Under this plan, if the executive’s employment is terminated by the Company other than for “cause,” death or disability, or if the executive resigns for “good reason,” within two years after a

“change in control,” then the Company or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to three times for Mr. Boehne and two times for the other named executive officers of the executive’s annual base salary and annual incentive. For this purpose, base salary generally means the highest base salary in effect at any time during the prior three years, and annual incentive generally means the greater of (i) target in the year of termination or (ii) the highest annual incentive earned in the prior three years.

•	Continued medical, dental, disability, life and accidental death insurance coverage for 36 months for Mr. Boehne and 24 months for the other named executive officers.

•

A lump sum payment equal to the actuarial value of the additional benefits under the Company’s qualified and supplemental defined benefit plans that the executive would have received if his or her age (but not years of service) at the time of termination were increased by three years for Mr. Boehne and two years for the other named executive officers, and as if their compensation continued to accrue during the applicable period (but not beyond December 31, 2014).

•	A tax gross up for any excise tax imposed on excess golden parachute payments under Section 280G of the tax code.

Under the Change in Control Plan, the term “cause” generally includes a commission of a felony or an act that impairs the Company’s reputation; willful failure to perform duties; or breach of any material term, provision or condition of employment. The term “good reason” generally includes a reduction in compensation or duties; relocation outside of Cincinnati; or a material breach of the employment terms by the Company. A change in control generally means (i) the acquisition of a majority of the Company’s voting common shares by someone other than The Edward W. Scripps Trust or a party to the Scripps Family Agreement; (ii) the disposition of assets accounting for 90% or more of the Company’s revenues, unless the trust or the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity.

2011 Director Compensation

The following table sets forth information regarding the compensation earned in 2011 by non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John H. Burlingame	61,000	38,475	3,000	102,475
John W. Hayden	65,000	38,475	0	103,475
Roger Ogden	67,000	38,475	0	105,475
Mary Peirce	58,000	38,475	0	96,475
J. Marvin Quin	73,000	38,475	1,000	112,475
Nackey E. Scagliotti	56,000	38,475	0	94,475
Paul K. Scripps	58,000	38,475	1,500	97,975
Kim Williams	74,000	38,475	0	112,475

(1)	Represents the aggregate grant date fair value of restricted share unit awards granted in 2011, as determined in accordance with FASB ASC Topic 718. See footnote 19 of our 2011 Annual Report for the assumptions used in the valuation of these awards.

The following is a summary of the outstanding stock options and restricted share unit awards held by each non-employee director as of December 31, 2011.

Name	E. W. Scripps Aggregate Number of Shares Underlying Stock Options Awards (#)	Scripps Networks Interactive Aggregate Number of Shares Underlying Stock Options Awards (#)	E. W. Scripps Aggregate Number of Restricted Share Unit Awards (#)
Mr. Burlingame	51,638	25,704	4,228
Mr. Hayden	104,000	0	4,228
Mr. Ogden	104,000	0	4,228
Ms. Peirce	104,000	0	4,228
Mr. Quin	0	0	4,228
Ms. Scagliotti	51,638	25,704	4,228
Mr. Scripps	103,282	51,408	4,228
Ms. Williams	104,000	0	4,228

(2)	Represents the charitable contributions made on behalf of Mr. Burlingame, Mr. Quin and Mr. Scripps by the Scripps Howard Foundation.

Description of Director Compensation Program

The Company’s director compensation program is designed to enhance its ability to attract and retain highly qualified directors and to align their interests with the long-term interests of its shareholders. The program includes a cash component, which is designed to compensate non-employee directors for their service on the board and an equity component, which is designed to align the interests of non-employee directors and shareholders. The Company also provides certain other benefits to non-employee directors, which are described below. Directors who are employees of the Company receive no additional compensation for their service on the board.

Cash Compensation

Each non-employee director is entitled to receive an annual cash retainer of $40,000. Committee chairs also receive an annual retainer as described in the table below. The retainers are paid in equal quarterly installments. Each non-employee director is also entitled to receive a fee for each board meeting and committee meeting attended, as follows:

Meeting Fees (in Person)

Board	$2,500
Executive, Compensation and Nominating & Governance Committees	$2,000
Audit Committee	$2,500

Meeting Fees (Telephonic)	$1,000
Annual Chair Fees
Executive Committee	$3,000
Audit Committee	$9,000
Compensation Committee	$6,000
Nominating & Governance Committee	$3,000

Equity Compensation

In May 2011, non-employee directors, serving as of the 2011 annual shareholder meeting, received a restricted share unit award equal to $40,000. The Committee attempted to target the equity compensation award to be comparable to the median value of equity compensation granted to directors of our compensation peer group. The restricted share units are paid on the earlier of the first anniversary of the date of grant, at termination of the director’s service on the board or a change in control; the award may be forfeited upon removal from the board for cause.

In 2011, the Board of Directors established stock ownership guidelines for our non-employee directors. Under these new guidelines, each non-employee director must own a number of Class A common shares with a value equal to three times his or her annual cash retainer by February 2016. For this purposes, the shares may be owned directly, in trust, or through any unvested time-based restricted shares or restricted share units.

Other Benefits

In addition to the above compensation, the Scripps Howard Foundation, an affiliate of the Company, matches, on a dollar-for-dollar basis up to $3,000 annually, charitable contributions made by non-employee directors to qualifying organizations. This program is also available to all Scripps’ employees.

1997 Deferred Compensation and Stock Plan for Directors

A non-employee director may elect to defer payment of all or a designated percentage of the cash compensation received as a director under the Company’s 1997 Deferred Compensation and Stock plan for Directors. The director may allocate the deferrals between a phantom stock account that credits earnings including dividends, based on the Company’s Class A common shares, or to a fixed income account that credits interest based on the twelve month average of the 10-year treasury rate (as of November of each year), plus 1%. The deferred amounts (as adjusted for earnings, interest and losses) are paid to the director at the time he or she ceases to serve as a director or upon a date predetermined by the director, either in a lump sum or annual installments over a specified number of years (not to exceed 15) as elected by the director. Payments generally are made in the form of cash, except that the director may elect to receive all or a portion of the amounts credited to his or her phantom stock account in the form of Class A common shares.

* * * * *

REPORT ON COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Company’s compensation committee during 2011 (Mr. Roger L. Ogden, chair, Mr. John H. Burlingame and Ms. Kim Williams) have served as executive officers of the Company. Mr. Burlingame is a trustee of The Edward W. Scripps Trust, the controlling shareholder of the Company.

REPORT ON RELATED PARTY TRANSACTIONS

Related Party Transactions

Under its charter, the audit committee of the board of directors is responsible for reviewing any proposed related party transaction. The audit committee has approved a “Statement of Policy With Respect to Related Party Transactions” which recognizes that related party transactions can present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). This policy requires that a related party transaction be consummated or continue only if (i) the audit committee has approved or ratified the transaction, (ii) the transaction is on terms compatible to those that could be obtained in arms length dealings with an unrelated third party, (iii) in the case of compensation payable to an executive officer, such compensation has been approved or recommended to the board for approval by the compensation committee, and (iv) the transaction is also approved by the board if the transaction involves the board’s chair or the chief executive officer of the Company.

There were no related party transactions in 2011.

The Edward W. Scripps Trust

The Trustees of The Edward W. Scripps Trust (the “Trust”), the controlling shareholder of the Company, informed us on June 16, 2011, that they filed, on June 15, 2011, a petition for instructions and declaratory relief with an Ohio probate court that seeks (i) to prepare for the administration of the Trust following its eventual termination, (ii) to determine the identities of named beneficiaries and the identities of others who may be entitled to distributions from the Trust, (iii) to authorize, subject to clause (iv) below, the Trustees to continue the investment and management of the Trust’s assets during the period between Trust termination and final distribution of assets (“winding-up period”), (iv) to authorize the Trustees to vote the Common Voting Shares of the Company during the winding-up period in accordance with the procedures set forth in the Scripps Family Agreement (described below) and (v) to confirm the Trustees’ views on a number of other issues.

The Trustees also informed us that the petition was filed under seal in accordance with Ohio court rules and that the parties to the action are bound by a protective order issued by the court that limits disclosure with respect to the proceedings. The Trustees stated that, given the foregoing, they do not intend to provide us with updates on the status of the proceeding until any relevant determination is made.

The Trust will terminate upon the death of one individual, who is currently 94 years of age. Upon conclusion of the winding-up period, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to certain descendants of the founder of the Company. Certain of these descendants have entered into the Scripps Family Agreement, which will restrict transfer and govern voting of Common Voting Shares to be held by them upon distribution of the Trust estate.

Scripps Family Agreement

General.    The Company and certain persons and trusts are parties to an agreement (the “Scripps Family Agreement”) restricting the transfer and governing the voting of Common Voting Shares that such persons and trusts may acquire or own at or after the termination of the Trust. Such persons and trusts (the “Signatories”) consist of certain descendants of Robert Paine Scripps who are beneficiaries of the Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps was a son of the founder of the Company. John P. Scripps was a grandson of the founder and a nephew of Robert Paine Scripps.

If the Trust were to have terminated as of January 31, 2012, the Signatories would have held in the aggregate approximately 99% of the outstanding Common Voting Shares as of such date.

Once effective, the provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until 21 years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a 10-year period after termination of the Trust and may be renewed for additional 10-year periods.

Transfer Restrictions.    No Signatory will be able to dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

Signatories will be permitted to transfer Common Voting Shares to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided such shares are converted to Class A Common Shares and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

Voting Provisions.    The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company held after termination of the Trust (each such meeting hereinafter referred to as a “Required Meeting”). At each Required Meeting, the Company will submit for decision by the Signatories each matter, including election of directors, that the Company will submit to its shareholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him on each matter brought before the Required Meeting. Each Signatory will be bound by the decision reached by majority vote with respect to each matter brought before the Required Meeting, and at the related annual or special meeting of the shareholders of the Company each Signatory will vote his Common Voting Shares in accordance with decisions reached at the Required Meeting of the Signatories.

John P. Scripps Newspapers

In connection with the merger in 1986 of the John P. Scripps Newspaper Group (“JPSN”) into a wholly owned subsidiary of the Company (the “JPSN Merger”), the Company and The Edward W. Scripps Trust entered into certain agreements discussed below.

JPSN Board Representation Agreement.    The Edward W. Scripps Trust and John P. Scripps entered into a Board Representation Agreement dated March 14, 1986 in connection with the

JPSN Merger. Under this agreement, the surviving adult children of Mr. John P. Scripps who are shareholders of the Company have the right to designate one person to serve on the Company’s board of directors so long as they continue to own in the aggregate 25% of the sum of (i) the shares issued to them in the JPSN Merger and (ii) the shares received by them from John P. Scripps’ estate. In this regard, The Edward W. Scripps Trust has agreed to vote its Common Voting Shares in favor of the person designated by John P. Scripps’ children. Pursuant to this agreement, Paul K. Scripps currently serves on the Company’s board of directors and is a nominee for election at the annual meeting. The Board Representation Agreement terminates upon the earlier of the termination of The Edward W. Scripps Trust or the completion of a public offering by the Company of Common Voting Shares.

Stockholder Agreement.    The former shareholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with the Company in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of Common Voting Shares received by such shareholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of The Edward W. Scripps Trust or completion of a public offering of Common Voting Shares. Under the agreement, if a shareholder has received a written offer to purchase 25% or more of his Common Voting Shares, the Company has a “right of first refusal” to purchase such shares on the same terms as the offer. Under certain other circumstances, such as bankruptcy or insolvency of a shareholder, the Company has an option to buy all Common Voting Shares of the Company owned by such shareholder. Under the agreement, stockholders owning 25% or more of the outstanding Common Voting Shares issued pursuant to the JPSN Merger may require the Company to register Common Voting Shares (subject to the right of first refusal mentioned above) under the Securities Act of 1933 for sale at the shareholders’ expense in a public offering. In addition, the former shareholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include Common Voting Shares (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by the Company. The registration rights expire three years from the date of a registered public offering of Common Voting Shares.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

(Item 2 on Proxy Card for Vote by Common Voting Shares)

At the 2011 annual meeting, the holders of Common Voting Shares approved the Company’s recommendation to have an advisory (non-binding) vote on executive compensation (a so-called “say-on-pay” vote) on an annual basis. The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement.

The vote under this Proposal 2 is advisory, and therefore not binding on the Company, the board or our compensation committee. However, our board, including our compensation committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Holders of Common Voting Shares will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 2:

RESOLVED, that the holders of the Common Voting Shares of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s definitive proxy statement for the 2012 Annual Meeting of Shareholders.

Approval of this Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy of the Common Voting Shares represented and entitled to vote at the meeting. The Board of Directors recommends that holders of such shares vote FOR the approval of Proposal 2. It is expected that the Common Voting Shares owned by The Edward W. Scripps Trust will be voted in favor of Proposal 2, thus assuring approval thereof. Proxies for Common Voting Shares solicited by the board will be voted FOR Proposal 2 unless shareholders specify a contrary choice in their proxies. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of Proposal 2. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against Proposal 2.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than ten percent of the Company’s Class A Common Shares (“10% shareholders”), to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on a review of the copies of reports furnished to the Company and written representations that no other reports are required for the year ended December 31, 2011, all Section 16(a) requirements applicable to the Company’s executive officers, directors and 10% shareholders were complied with in a timely manner during 2011, except for the late filing of a Form 4 with respect to each of directors John W. Hayden, J. Marvin Quin and Kim Williams. Each late filing related to one transaction for each of such persons, in each case relating to director’s fees deferred and automatically credited to phantom share accounts. An administrative error on the part of the Company was responsible for the untimeliness of these filings, and safeguards have been implemented to prevent future errors.

ENGAGEMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

At its February 20, 2012 meeting, the audit committee of the board of directors approved the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2012. A representative of Deloitte & Touche LLP, the Company’s independent registered public accounting firm during 2011, is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if he or she desires and respond to appropriate questions.

REPORT ON SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2013 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202, on or before November 29, 2012, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to at the Company’s 2013 annual meeting. Such proposals should be submitted by certified mail, return receipt requested.

If a shareholder intends to raise a proposal at the Company’s 2013 annual meeting that he or she does not seek to have included in the Company’s proxy materials, the shareholder must notify the Company of the proposal on or before February 13, 2013. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if raised at the 2013 annual meeting, whether or not there is any discussion of such proposal in the 2013 proxy statement.

OTHER MATTERS

The presence of any shareholder at the meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by submitting a new proxy with a later date, notifying the Company’s secretary in writing before the meeting, or voting in person at the meeting.

The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the meeting. The forms of proxy for the two respective classes of stock permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under “Election of Directors” above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under “Election of Directors” or in favor of Proposal 2.

Under Ohio law and the Company’s Amended Articles of Incorporation broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum has been achieved at the meeting. Director nominees who receive the greatest number of affirmative votes will be elected directors. The proposal to approve executive compensation must receive the affirmative vote of a majority of the Company’s Common Voting Shares cast at the meeting. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the Common Voting Shares cast at the meeting in person or by proxy. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

By order of the board of directors,

JULIE L. MCGEHEE, ESQ.

Secretary and Vice President

March 29, 2012

The E.W. Scripps Company

ANNUAL MEETING OF SHAREHOLDERS

Date:	May 2, 2012
Time:	4:00 P.M. (Local Time)
Place:	Scripps Center, 10th floor conference center, 312 Walnut Street, Cincinnati, OH 45202
Proxy for Class A Common Shares

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposal 1.

1:	Election of Directors			Directors Recommend
		For	Withhold	Ü
	01 Roger L. Ogden	☐	☐	For
	02 J. Marvin Quin	☐	☐	For
	03 Kim Williams	☐	☐	For

2:	To transact such other business as may properly come before the meeting.

To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

The E. W. Scripps Company

Annual Meeting of The E.W. Scripps Company

to be held on Wednesday, May 2, 2012

for Holders as of March 15, 2012

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTED BY:	TELEPHONE
Go To www.proxypush.com/ssp • Cast your vote online. • View Meeting Documents.	OR MAIL	866-390-9954 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

By signing the proxy, you revoke all prior proxies and appoint Timothy Wesolowski and Julie L. McGehee, each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

All votes must be received by 5:00 P.M., Eastern Time, May 1, 2012.

PROXY TABULATOR FOR THE E.W. SCRIPPS COMPANY P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

The E.W. Scripps Company

ANNUAL MEETING OF SHAREHOLDERS

Date:	May 2, 2012
Time:	4:00 P.M. (Local Time)
Place:	Scripps Center, 10th floor conference center, 312 Walnut Street, Cincinnati, OH 45202
Proxy for Common Voting Shares

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposal 1 and 2.

1:	Election of Directors				Directors Recommend
		For		Withhold	Ü
	01 Richard A. Boehne	☐		☐	For
	02 John H. Burlingame	☐		☐	For
	03 John W. Hayden	☐		☐	For
	04 Mary McCabe Peirce	☐		☐	For
	05 Nackey E. Scagliotti	☐		☐	For
	06 Paul K. Scripps	☐		☐	For

		For	Against	Abstain
2:	Advisory (non-binding) vote on executive compensation of named executive officers.	☐	☐	☐	For

3:	To transact such other business as may properly come before the meeting.

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

The E. W. Scripps Company

Annual Meeting of The E.W. Scripps Company

to be held on Wednesday, May 2, 2012

for Holders as of March 15, 2012

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTED BY:	TELEPHONE
Go To www.proxypush.com/ssp • Cast your vote online. • View Meeting Documents.	OR MAIL	866-390-9954 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

By signing the proxy, you revoke all prior proxies and appoint Timothy Wesolowski and Julie L. McGehee, each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

All votes must be received by 5:00 P.M., Eastern Time, May 1, 2012.

PROXY TABULATOR FOR THE E.W. SCRIPPS COMPANY P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #